As filed with the Securities and Exchange Commission on March 7, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
BANCORP OF NEW JERSEY, INC.
(Exact name of registrant as specified in its charter)

New Jersey	6022	20-8444387
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)
204 Main Street
Fort Lee, New Jersey 07024
(201) 944-8600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Albert F. Buzzetti
President and Chief Executive Officer
Bancorp of New Jersey, Inc.
204 Main Street
Fort Lee, New Jersey 07024
(201) 944-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with a copy to:
Robert B. Murphy, Esq.
Pepper Hamilton LLP
Hamilton Square
600 Fourteenth Street, N.W.
Washington, DC 20005-2004
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement is declared effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1)	per unit (2)	price (2)	registration fee
Common stock, no par value per share	2,898,967	$17.94	$52,007,467.98	$1,596.63

(1)	Based on the approximate number of shares to be issued in respect of the same number of outstanding shares of common stock of Bank of New Jersey, plus shares issuable pursuant to outstanding exercisable options and warrants to acquire such stock.

(2)	Based on the book value of the common stock at December 31, 2006, in accordance with Rules 457(f)(2).

BANK OF NEW JERSEY
204 Main Street
Fort Lee, New Jersey 07024
March 27, 2007
To Our Shareholders:
          You are cordially invited to attend the Annual Meeting of Shareholders of Bank of New Jersey, or the “Bank,” to be held on Monday, April 23, 2007 at 3:00 PM at the Fort Lee Hilton Hotel, 2117 Route 4 Eastbound, Fort Lee, New Jersey.
          At the annual meeting, shareholders will be asked to consider and vote upon:
•	The election of 18 directors to the Bank’s board of directors to serve until the 2008 annual meeting of shareholders and until their successors are elected and qualify.

•	The 2007 Non-Qualified Stock Option Plan for Directors, which provides for options to purchase shares of common stock to be issued to non-employee directors of the Bank.

•	A Plan of Acquisition pursuant to which the Bank would adopt a bank holding company structure, the Bank would become a wholly-owned subsidiary of Bancorp of New Jersey, Inc., a company formed solely for the purpose of becoming the holding company of the Bank, and the shareholders of the Bank would become shareholders of the holding company through a one-to-one exchange of their shares of common stock of the Bank for shares of common stock of the holding company.
          The board of directors of the Bank believes that each of the proposals being submitted to the shareholders is in the best interests of the Bank and its shareholders and urges you to vote in favor of each of these proposals.

Very truly yours,

/s/ Albert F. Buzzetti
ALBERT F. BUZZETTI
President and Chief Executive Officer

BANK OF NEW JERSEY
204 Main Street
Fort Lee, New Jersey 07024
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 23, 2007
          Notice is hereby given that the Annual Meeting of Shareholders of Bank of New Jersey, or the “Bank,” will be held at the Fort Lee Hilton Hotel, 2117 Route 4 Eastbound, Fort Lee, New Jersey on Monday, April 23, 2007, at 3:00 PM, for the purpose of considering and voting upon the following matters.
•	The election of 18 directors to the Bank’s board of directors to serve until the 2008 annual meeting of shareholders and until their successors are elected and qualify.

•	The 2007 Non-Qualified Stock Option Plan for Directors, which provides for options to purchase shares of common stock to be issued to non-employee directors of the Bank.

•	A Plan of Acquisition pursuant to which the Bank would adopt a bank holding company structure, the Bank would become a wholly-owned subsidiary of Bancorp of New Jersey, Inc., a company formed solely for the purpose of becoming the holding company of the Bank, and the shareholders of the Bank would become shareholders of the holding company through a one-to-one exchange of their shares of common stock of the Bank for shares of common stock of the holding company.
          Shareholders of record at the close of business on February 22, 2007 are entitled to notice of and to vote at the annual meeting. Whether or not you contemplate attending the annual meeting, the board of directors of the Bank recommends that you execute and return the enclosed proxy. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Bank a later dated proxy, by delivering a later dated written notice of revocation to the Bank, or by voting your shares in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Connie Caltabellatta
CONNIE CALTABELLATTA
Secretary

March 27, 2007

BANK OF NEW JERSEY
204 Main Street
Fort Lee, New Jersey 07024
PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2007
          This proxy statement is being furnished to shareholders of Bank of New Jersey, referred to as the “Bank,” in connection with the solicitation by the board of directors of the Bank of proxies to be voted at the annual meeting of shareholders to be held at the Fort Lee Hilton Hotel, 2117 Route 4 Eastbound, Fort Lee, New Jersey, at 3:00 PM on Monday, April 23, 2007, or such later date to which the annual meeting may be adjourned or postponed.
          At the annual meeting, you will be asked to consider and vote upon the following matters:
•	The election of 18 directors to the Bank’s board of directors to serve until the 2008 annual meeting of shareholders and until their successors are elected and qualify.

•	The 2007 Non-Qualified Stock Option Plan for Directors, which provides for options to purchase shares of common stock to be issued to non-employee directors of the Bank.

•	A Plan of Acquisition pursuant to which the Bank would adopt a bank holding company structure, the Bank would become a wholly-owned subsidiary of Bancorp of New Jersey, Inc., a company formed solely for the purpose of becoming the holding company of the Bank, and the shareholders of the Bank would become shareholders of the holding company through a one-to-one exchange of their shares of common stock of the Bank for shares of common stock of the holding company.
Information regarding these proposals is included in this proxy statement, as well the exhibits hereto. In accordance with the New Jersey Banking Act of 1948, as amended, referred to as the “Banking Act,” and the by-laws of the Bank, no other business may be transacted at the annual meeting. Shareholders should carefully read this proxy statement, as well as the exhibits hereto.
          If the Plan of Acquisition is approved and the holding company reorganization is consummated, shareholders of the Bank who do not dissent will receive shares of the common stock, no par value per share, of the holding company. Exchanging your shares in the Bank for shares of holding company common stock involves significant risks. YOU SHOULD READ THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 BEFORE VOTING ON THE PLAN OF ACQUISITION.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock of the holding company or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.
          Neither the common stock of the Bank nor the common stock of the holding company are savings accounts or savings deposits and will not be insured by the bank insurance fund of the federal deposit insurance corporation or any other government agency. These securities are subject to investment risk, including the possible loss of principal.
          The first date on which this proxy statement and the enclosed form of proxy are being sent to the shareholders of the Bank is on or about March 27, 2007.

Summary	1
Risk Factors	4
Information About Voting	10
Proposal 1 Election of Directors	13
Proposal 2 Plan of Acquisition	25
Rights of Dissenting Shareholders	39
Index of Exhibits	42
2007 Nonqualified Stock Option Plan for Directors
Plan of Acquisition
Certificate of Incorporation
Sections 360 through 369 of the Banking Act
Plan of Acquisition
Certificate of Incorporation
Sections 360 through 369 of the Banking Act
Specimen form of stock certificate
Opinion of Pepper Hamilton LLP regarding legality
Opinion of Pepper Hamilton LLP regarding tax matters
Change in Control Agreement between the Bank and Albert F. Buzzetti*
Change in Control Agreement between the Bank and Michael Lesler*
Change in Control Agreement between the Bank and Leo J. Faresich*
Change in Control Agreement between the Bank and Dianne M. Spinner*
2006 Stock Option Plan*
Form of Stock Option Award Agreement*
Annual report to stockholders
Consent of KPMG LLP
This proxy statement incorporates important business and financial information about the Bank that is included in our 2006 Annual Report, a copy of which is being delivered with this proxy statement. If you do not have a copy of our 2006 Annual Report, a copy is available without charge to shareholders of the Bank upon written request to Bank of New Jersey, 204 Main Street, Fort Lee, New Jersey 07024, Attention: Albert F. Buzzetti, President and CEO, or by telephone by calling (201) 944-8600. To obtain timely delivery, shareholders must request the information no later than five business days before the date of the annual meeting, or April 16, 2007, and should request the information sooner if they intend to vote by proxy.
FORWARD-LOOKING STATEMENTS
          The information in this proxy statement contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such statements are not historical facts and include expressions about management’s confidence, strategies, and expectations about new and existing programs, products, relationships, opportunities, technologies, and market conditions. These statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “may,” “potential,” or similar statements or variations of such terms. Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations, and business of Bank of New Jersey, that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, both in the Bank’s trade area and nationally, legislative and regulatory conditions, or the development of an interest rate environment which adversely affects Bank of New Jersey’s interest rate margin or other income anticipated from operations and investments, changes in monetary policy, the continued viability of the Bank’s customers and a variety of other matters, most, if not at all of which, are beyond the Bank’s control. You should not place undue reliance on any forward-looking statements, which only reflect management’s analysis as of the date of this proxy statement. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements in this proxy statement to no longer be accurate, whether as a result of new information or future events.

SUMMARY
          This summary highlights some of the information contained elsewhere in this proxy statement regarding the proposal to adopt the Plan of Acquisition. This summary is not complete and does not contain all of the information that you should consider before voting on the Plan of Acquisition. You should read the entire proxy statement carefully, including “Risk Factors,” before you decide to vote on the Plan of Acquisition.
Our Business
          We are a New Jersey state-chartered commercial bank, having our principal office in Fort Lee in Bergen County, New Jersey.
          We provide a traditional range of financial products and services to meet the deposit and credit needs of individual customers, small businesses and professionals in our local market area. As a locally owned and operated community bank, we maintain a strong focus on service that is highly personalized, efficient and responsive to local needs. To augment the provision of community banking services, we provide for the alternate delivery of certain of our financial products to our local customers and to a broader market through the use of mail, telephone and internet banking.
          It is our intention to deliver these products and services with the care and professionalism expected of a community bank and with a special dedication to personalized service. To create this environment, we employ a well-trained, highly motivated staff interested in providing quality client relationships using state-of-the-art delivery systems and client service facilities.
          The pursuit of this strategy is guided by a management team with extensive banking experience, whose goal is to serve the financial needs of its clients and provide a profitable return to its investors, consistent with safe and sound banking practices.
Plan of Acquisition
          The board of directors of the Bank has approved a Plan of Acquisition that provides for the establishment of a bank holding company structure. The Plan provides for the transfer and contribution of all of the Bank’s stock by the shareholders to the holding company in a one for one exchange for the stock of the holding company pursuant to the terms of the Banking Act. As a result, the shareholders of the Bank would become the shareholders of the holding company, the holding company would acquire the Bank and the Bank would be the wholly-owned subsidiary of the holding company. You should refer to “Proposal 2 Plan of Acquisition” for more information.
Per Share Data
          The following table sets forth certain per share data of the Bank at and for the period ended December 31, 2006.

Book value per share–basic:	$17.94
Income (loss) per share–basic:	($ 0.24)
Cash dividends declared per share:	$ 0.00

After the holding company reorganization, the consolidated capitalization, assets, liabilities, results of operations and other financial data of the holding company immediately following the reorganization will be substantially the same as those of the Bank immediately prior to the holding company reorganization. You should refer to “Proposal 2 Plan of Acquisition–Accounting Treatment” for more information.
Market Value of Common Stock
          Although our common stock is freely transferable, it is not traded on an exchange and no active or liquid trading market for our common stock exists. Purchases and sales generally take place pursuant to negotiated transactions. Based on approximately fifteen trades prior to November 30, 2006, the day prior to the adoption of the Plan of Acquisition, the market value of the common stock of the Bank was $20.00 per share or, as adjusted for our ten percent stock distribution in January 2007, $18.18. The holding company has been organized solely for the purpose of consummating the holding company reorganization and unless and until the holding company reorganization is consummated no shares of common stock of the holding company will be issued.
Votes Held by Our Directors and Executive Officers and Their Affiliates
          As of February 22, 2007, our directors and executive officers and their respective affiliates beneficially owned 612,537 shares of the common stock of the Bank, or approximately 24.30% of the shares outstanding and entitled to vote on the Plan of Acquisition and shares issuable upon the exercise of exercisable warrants and options held by our directors and executive officers and their respective affiliates. We anticipate that all of our directors and executive officers and their respective affiliates will vote FOR the Plan of Acquisition. The approval of the Plan requires the affirmative vote of two-thirds of outstanding shares. Accordingly, the votes of our directors and executive officers and their respective affiliates will have a significant influence on whether the Plan is approved by our shareholders.
Regulatory Requirements
          Consummation of the transactions contemplated by the Plan is subject to certain federal and state regulatory requirements, namely the approval of the Commissioner of the New Jersey Department of Banking and Insurance, which was received on January 16, 2007, and the approval of the Board of Governors of the Federal Reserve System. The holding company has filed an application with the Board of Governors of the Federal Reserve System and an action on the application is pending. You should refer to “Proposal 2 Plan of Acquisition—Regulatory Requirements and Other Conditions” for more information.
Dissenters’ Rights
          You have the right to dissent from the Plan and demand and receive payment of the fair value of shares of common stock of the Bank. You should refer to “Rights of Dissenting Shareholders” for more information.
Material U.S. Federal Income Tax Consequences
          It is expected that the holding company reorganization contemplated by the Plan of Acquisition will not result in U.S. federal income tax to a holder of shares of Bank stock who exchanges his or her shares solely for shares of holding company stock. You should refer to “Material United States Federal Income Tax Consequences” for more information and consult with your own tax advisor for a comprehensive explanation of the tax consequences of the Plan of Acquisition as it affects your particular circumstances.

Recommendation
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PLAN OF ACQUISITION.

RISK FACTORS
          You should carefully consider the risk factors listed below. This list includes only the risk factors that we believe are most significant and is not a complete list of the risks associated with an investment in the common stock of the Bank or of the holding company. You should read this section together with the other information in this proxy statement and our 2006 Annual Report which is incorporated into this proxy statement by reference.
Certain provisions of the holding company’s certificate of incorporation will make it more difficult to remove the board of directors or management of the holding company.
          The holding company’s certificate of incorporation provides for the classification of the board of directors into three classes with each class serving a staggered three-year term. As a result of this classification, only one third of the entire board of directors should stand for election in any one year and a minimum of two annual meetings would be required to elect a majority of the board of directors. This may have the effect of deterring or discouraging, among other things, a proxy contest for control of the holding company, the assumption of control of the holding company by a holder of a large block of the holding company’s common stock, and the removal of incumbent management.
          Approval of the Plan will, in effect, constitute approval of the classified board of directors by shareholders.
Certain provisions of New Jersey law, which would be applicable to the holding company but are not applicable to the Bank, may have the effect of discouraging a future takeover attempt.
          Certain provisions of the New Jersey Shareholders Protection Act may have the effect of discouraging a future takeover attempt which is not approved by the board of directors, but which you might deem to be in your best interests or in which you might receive a substantial premium for your shares over the current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. A corporation may exempt itself from the requirements of the statute by so specifying in its certificate of incorporation. The certificate of incorporation of Bancorp of New Jersey, Inc. does not opt out of the New Jersey Shareholders’ Protection Act.
We must obtain further governmental approvals to implement the Plan of Acquisition.
          The holding company reorganization contemplated by the Plan may only be consummated if the Federal Reserve approves the application filed by the holding company to undertake the holding company reorganization. The holding company filed the application with the Federal Reserve Bank of New York on January 24, 2007. There can be no assurance that the Federal Reserve will not deny our application or impose conditions which we find objectionable.
We have a limited operating history.
          We commenced operations in May 2006 and have less than one year of operating history. Our operations are subject to the risks inherent in the establishment of a new business and, specifically, of a new bank. There can be no assurance that we will generate sufficient revenue to operate profitably. Because we are a new bank, we are only able to provided limited information regarding our operations.

Our success will depend in significant part on management’s business plan and ability to execute.
          We believe that we have a favorable market area, that our focus on personalized services will give us a competitive advantage, and that the experience and personal contacts of our directors and officers will provide us with the ability to implement successfully our business plan. If these views are not accurate, or if we are unable to execute this business model, our business, operating results, and financial condition would be adversely affected.
The holding company reorganization would allow our board and management greater flexibility.
          The holding company reorganization would provide our board of directors and management with greater flexibility in connection with corporate governance and business operations. This greater flexibility would increase our reliance of the judgments and actions of our board and management to achieve effective corporate governance and to operate our business.
There is a limited public trading market for our securities.
          While the common stock of the Bank is transferable and the common stock of the holding company will be registered with the Securities and Exchange Commission, or “SEC,” there has been no prior public market established for our securities, and there can be no assurance that either an established or a liquid trading market will develop in the future. Shareholders wishing to sell their securities may have to find buyers through their own efforts, and there can be no assurance that any such buyer will be available.
Shareholders’ interests are subject to dilution and approval of the Plan will subject shareholders’ interests to additional dilution.
          In connection with the proposed holding company reorganization, we have proposed to increase the number of authorized shares of common stock from 5,000,000 to 20,000,000. Generally, our board of directors would have the ability to issue authorized shares without shareholder approval. Certain issuances, such as issuances in connection with a stock dividend or distribution or a stock split, are made pro-rata among existing shareholders. However, shareholders do not have preemptive rights and the board is under no duty to issue shares pro-rata among existing shareholders. Accordingly, any issuance that is not made pro-rata among existing shareholders would increase the number of outstanding shares of common stock and the percentage ownership of existing shareholders would be diluted accordingly. The dilutive effect of such an issuance could discourage a challenge for control or make it less likely that such a challenge, if attempted, would be successful. Our board would also have the ability to fix the consideration for any shares issued in connection with a future capital raise. In the event that the per share consideration was fixed at an amount less than the then-current book value per share, the issuance would be dilutive to the book value per share of existing shareholders. Approval of the Plan will, in effect, constitute approval of increase in the number of authorized shares of common stock by shareholders.
          In addition to any dilution which may be related to an increase in the authorized number of shares of common stock, we have granted and may grant additional options in the future to our officers, directors, and employees. The exercise of these options at some time in the future will result in further voting power dilution to other shareholders, and could result in further book value dilution to shareholders if the exercise price of the options is less than the per share book value on the date of exercise.

Warrants could dilute the value of our common stock.
          In connection with the initial capitalization of the Bank, we issued one warrant to purchase one additional share of common stock at a price of $24.00 per share for every five shares of common stock purchased by subscribers in the offering, or warrants to purchase an aggregate of 435,736 shares. As a result of a ten percent stock distribution in January 2007, in accordance with the terms of the warrants, the number of shares of common stock underlying the warrants has been increased to 479,308 and the exercise price per share has been adjusted to $21.82. If the holding company reorganization contemplated by the Plan is consummated, these warrants will be assumed by the holding company. The warrants may be exercised at any time prior to May 9, 2009. When any of the warrants are exercised, the purchase of shares of common stock at the exercise price will result in stock value dilution to the then existing shareholders to the extent that the exercise price of the warrants is less than the per share book value on the date of exercise.
We may require additional capital in the future.
          We anticipate that our existing capital resources will adequately satisfy our capital requirements through our first five years of operations. Future capital requirements, however, depend on many factors, including our ability to attract new customers and provide additional services. To the extent that our existing capital resources are insufficient to fund future operating requirements, it may be necessary to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms which are not favorable to us and, in the case of equity financings, could result in dilution of the interests of our then-existing shareholders. If adequate capital is not available, we will be subject to an increased level of regulatory supervision and our business, operating results, and financial condition could be adversely affected.
We may incur additional losses during our start-up period.
          Projections we provided in our application to the New Jersey Department of Banking and Insurance for a charter indicate losses for the first year of operation and that we may become profitable at some point during our second year of operation. While our results of operations through December 31, 2006 have exceeded our initial projections, there can be no assurance that they will continue to do so or that we will ever operate at a sustainable profit.
          Our primary emphasis is on commercial-purpose loans to small businesses, professional persons and individual consumers with appropriate collateral. We will focus on providing personalized services and making use of the business and personal ties of our directors and officers. Our ability to realize a profit will depend, among other things, upon the skillful execution of this business plan by management, as well as external factors, including national and local economic conditions, monetary and fiscal policies of the Federal government, and legislative and regulatory developments, any of which may adversely affect the banking industry and our operations.
We may not be successful in opening new branches or managing growth.
          We have received regulatory approval to open two new bank branches, both in Fort Lee, New Jersey. We have also applied to open a third new bank branch in Hackensack, New Jersey, and may consider other new bank branches in the future. We may not obtain regulatory approval to open the Hackensack branch or be able to identify and hire qualified management to operate any of these branches. In addition, the organizational and overhead costs may be greater than we anticipated. New branches may take longer than expected to reach profitability, and we cannot assure that they will become profitable. The additional costs of starting new branches may adversely impact our financial results.

          Our ability to manage growth successfully will depend on whether we can fund growth while maintaining cost controls and asset quality, as well as on factors beyond our control, such as national and regional economic conditions and interest rate trends. If we are not able to control costs and maintain asset quality, such growth could adversely impact our earnings and financial condition.
We face strong competition.
          We face strong competition from many other banks, savings institutions, and other financial organizations, as well as many other companies now offering a broad array of financial services. Many of these competitors have greater financial resources, name recognition, market presence, and operating experience than we do. While our strategy will be to attract customers by providing personalized services and making use of the business community and personal ties of our directors and officers, as well as by providing superior products and services, there can be no assurance that we will be able to gain market acceptance and operate profitably. We expect that competition will intensify in the future both from existing institutions as well as new institutions. We believe that our ability to compete successfully depends upon a number of factors, including: market presence; customer service and satisfaction; the pricing policies of our competitors; the timing of introductions of new products and services by us and our competitors; and industry and general economic trends.
Economic conditions and related uncertainties may adversely effect our financial condition and results of operations.
          Our success is largely dependent on the general economic conditions of our targeted market area of Bergen and Hudson Counties, New Jersey. Unexpected changes in the national and local economy may adversely affect our ability to attract deposits and to make loans. Economic downturns could result in nonpayment of borrowers’ outstanding loans. A significant decline or a long-term downtrend in one or more areas, including real estate and consumer spending, could have an adverse impact on our ability to become or remain profitable. Such risks are beyond our control and may have a material adverse effect on our financial condition and results of operations and, in turn, the value of our securities.
Monetary policy and other economic factors may adversely effect our financial condition and results of operations.
          Changes in governmental economic and monetary policies and banking and credit regulations may affect our ability to attract deposits and make loans. Our success will depend in significant part upon our ability to earn income on loans and investments and to charge fees for services in amounts that exceed the interest to be paid on deposits and borrowings. Rates of interest, both paid on deposits and borrowings and earnings on loans and investments, and loan collectability are affected by fiscal and monetary policies as well as by national, state, and local economic conditions. We may not be successful in managing this risk.
Our operations are susceptible to adverse effects of changes in interest rates.
          Our operations will be substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. As with most depository institutions, our earnings will be affected by changes in market interest rates and other economic factors beyond our control. If our interest-earning assets have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly than the cost of our interest-bearing liabilities, and, as a result, our net interest income generally will be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. Conversely, if liabilities reprice more slowly than assets, net interest income would be adversely affected by declining interest rates, and positively affected by increasing interest rates. At any time, it is likely that our assets and liabilities will reflect interest rate risk of some degree, and changes in interest rates may therefore have a material adverse affect on our results of operations.
          In addition to affecting interest income and expense, changes in interest rates also can affect the value of our interest-earning assets, comprising fixed- and adjustable-rate instruments, as well as the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates.
With our focus on lending, we are subject to various lending risks.
          The risk of non-payment (or delayed payment) of loans is inherent in commercial banking, and such non-payment or delayed or deferred payment, if it occurs, may have a material adverse effect on our earnings and overall financial condition as well as on the value of our securities. Additionally, we must establish an allowance for loan losses through charges against earnings. Our marketing focus on small businesses, professional persons and individual customers may result in the assumption of certain lending risks that are different from and greater than those inherent in loans made to larger companies. We will attempt to limit our credit risk exposure by developing appropriate underwriting criteria and through monitoring procedures with respect to existing loan portfolios, but there can be no assurance that such criteria and procedures will be effective to limit loan losses. We may participate in loans originated by other financial institutions. Such participations will be reviewed on essentially the same basis as loans we originate.
Our allowance for loan losses may not be sufficient to cover loan losses and any increase in our allowance for loan losses would adversely effect earnings.
          We believe we have established an allowance for loan losses to prudently cover the eventuality of losses inherent in our loan portfolio. However, we cannot predict loan losses with certainty and we cannot assure you that charge offs in future periods will not exceed the allowance for loan losses. In addition, regulatory agencies, as an integral part of their examination process, review our allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. An increase in our allowance for loan losses could reduce our earnings.
Government regulation significantly impacts our business.
          We are subject to extensive supervision, regulation, and control and the holding company reorganization contemplated by the Plan would result in additional regulation. Future legislation and government policy could adversely affect the commercial banking industry and our operations. The statutes and regulations governing financial institutions in general, and the commercial banking industry in particular, are subject to change at any time and have been substantially modified during recent years. Such governing laws can be anticipated to continue to be the subject of future modification. We cannot predict what effect any such future modifications will have on our operations.
          The primary focus of Federal and state banking regulation is the protection of depositors and not the shareholders of the regulated institutions. We may be required to pay FDIC deposit insurance premiums that are “risk-based,” with higher premiums charged to banks that have lower capital ratios or higher risk profiles. Consequently, failure to maintain high capital ratios, or a negative evaluation by the

FDIC, the Bank’s primary Federal banking regulator, may also increase our net funding costs and reduce our net income.
Our ability to pay dividends is restricted and we have no plans to pay dividends.
          Our ability to pay cash dividends is subject to restrictions under applicable state and Federal banking laws and regulations, including certain specific prohibitions against paying cash dividends during our first three years of operations.
          In addition, we presently intend to follow a policy of retaining earnings for the purpose of increasing our net worth and reserves during our initial years of operation. Accordingly, we do not anticipate that cash dividends will be declared during the early stages of our development, and no assurance can be given we will declare dividends in the future.
We are dependent upon certain key personnel and need to hire additional qualified personnel.
          Our success will depend in part upon the continued service of our executive team, including Albert F. Buzzetti, Chairman of the Board, Chief Executive Officer and President, Michael Lesler, our Chief Financial Officer, Leo J. Faresich, our Chief Lending Officer, and Diane M. Spinner, our Chief Administrative Officer. Our success also will depend in part upon our ability to attract and retain additional highly qualified personnel. Our employees may voluntarily terminate their employment at any time, and competition for qualified employees is intense. The loss of the services of key personnel, or the inability to attract and retain qualified personnel, could have a material adverse effect upon our business, operating results, and financial condition.
Our directors and executive officers will have significant control of any vote of shareholders, including any election of directors.
          Our directors and executive officers beneficially own 24.30% of our voting stock. Although our directors and executive officers do not own a majority of our outstanding securities, as a practical matter it would be difficult to undertake any corporate actions requiring shareholder approval, or to elect a board of directors, without the support of our directors and executive officers.

INFORMATION ABOUT VOTING
How are proxies being solicited?
          This proxy solicitation is being made by and at the direction of the board of directors of the Bank, and we will pay all expenses relating to the solicitation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by other electronic means by officers, directors and employees of the Bank, who will not be compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Bank will reimburse those persons for their reasonable expenses.
What is on the agenda for the annual meeting?
     The agenda for the annual meeting is:
•	The election of 18 directors to the Bank’s board of directors to serve until the 2008 annual meeting of shareholders and until their successors are elected and qualify.

•	The 2007 Non-Qualified Stock Option Plan for Directors, which provides for options to purchase shares of common stock to be issued to non-employee directors of the Bank.

•	A Plan of Acquisition pursuant to which the Bank would adopt a bank holding company structure, the Bank would become a wholly-owned subsidiary of Bancorp of New Jersey, Inc., a company formed solely for the purpose of becoming the holding company of the Bank, and the shareholders of the Bank would become shareholders of the holding company through a one-to-one exchange of their shares of common stock of the Bank for shares of common stock of the holding company.
Who can vote?
          You can vote at the annual meeting if you are a holder of our common stock on the record date. The record date is the close of business on February 22, 2007. Each share of common stock you own as of the record date entitles you to one vote for each director to be elected in the election of directors and one vote on the Plan of Acquisition. As of February 22, 2007, there were 2,399,846 shares of common stock outstanding and entitled to vote.
How do I vote if shares are held directly in my name?
          If you hold your shares in certificate form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of the following ways:
•	Voting By Mail. If you choose to vote by mail, complete the enclosed proxy, date and sign it, and return it in the postage-paid envelope provided.

•	In Person. If you choose to vote in person, come to the annual meeting and cast your vote. If you attend the meeting, you may vote your shares in person even if you have previously submitted a proxy.

How do I vote if shares are held through a bank, brokerage firm or other nominee?
     If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in one of the following ways:
•	Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee.

•	In Person. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee. This will authorize you to vote at the annual meeting. Only with a legal proxy from your bank, brokerage firm or other nominee can you cast your vote in person at the annual meeting.
How will my proxy be voted?
          Unless you indicate differently on your proxy, we plan to vote signed and returned proxies FOR the election of the board’s director nominees named in this proxy statement, FOR the 2007 Non-Qualified Stock Option Plan for Directors and FOR the Plan of Acquisition. If you hold your shares of common stock in “street name” (that is, through a broker or other nominee) and fail to instruct your broker or nominee as to how to vote your shares of common stock, your broker or nominee may, in its discretion, vote your shares FOR the election of the nominees for director named in this proxy statement, but cannot vote on the 2007 Non-Qualified Stock Option Plan for Directors or the Plan of Acquisition. At or after the annual meeting, a judge or judges of election will tabulate ballots cast by shareholders present and voting in person and votes cast by proxy.
What is a broker non-vote?
          A broker non-vote occurs when a bank or brokerage firm holding shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the annual meeting and the bank or brokerage firm is not permitted to vote those undirected shares on specified matters under applicable stock exchange rules. Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters (so-called “broker non-votes”) and will not be counted in determining the number of shares necessary for approval. Any broker non-votes have no effect on the outcome of the election of directors, as directors will be elected by a plurality of the votes cast, but will effectively be a vote against the 2007 Non-Qualified Stock Option Plan for Directors and the Plan of Acquisition, each of which requires the affirmative vote of two-thirds of all outstanding shares of common stock for approval. Shares represented by “broker non-votes” will be counted in determining the number of shares of common stock represented in person or by proxy and entitled to vote.
Can I change my vote after submitting my proxy?
          Yes. Any shareholder giving a proxy has the right to attend the annual meeting and vote in person. A proxy may be revoked prior to the annual meeting if a later-dated proxy or a written revocation is sent to the Bank at 204 Main Street, Fort Lee, New Jersey 07024, Attn: Secretary, and received prior to the annual meeting. In addition, a proxy may be revoked at the annual meeting by filing a later-dated proxy or by filing a written notice of such revocation with the Secretary of the Bank at the annual meeting prior to the voting of such proxy.

What constitutes a quorum at the annual meeting and how are votes counted?
          We need a quorum of shareholders to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares of common stock are represented in person or by proxy at the annual meeting. Abstentions and broker non-votes are counted as present for the purpose of establishing a quorum but otherwise do not count.
How many votes are required for the election of directors?
          Directors are elected by a plurality vote of shares of common stock cast in person or by proxy at the annual meeting. A “plurality” means that the individuals who receive the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be chosen at the annual meeting. Because the election of directors is based on a plurality of the votes cast, abstentions and broker non-votes have no effect on the outcome of the vote. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect on the result. Shareholders are not entitled to cumulative voting in the election of directors.
How many votes are required to approve the 2007 Non-Qualified Stock Option Plan for Directors?
          The 2007 Non-Qualified Stock Option Plan for Directors will be approved if two-thirds of outstanding shares of common stock are voted FOR the 2007 Non-Qualified Stock Option Plan for Directors. Because the vote necessary for approval is based on the number of shares of common stock outstanding and not the number of votes cast at the annual meeting, abstentions and broker non-votes on the 2007 Non-Qualified Stock Option Plan for Directors will effectively be votes against the 2007 Non-Qualified Stock Option Plan for Directors.
How many votes are required to approve the Plan of Acquisition?
          The Plan of Acquisition will be approved if two-thirds of outstanding shares of common stock are voted FOR the Plan of Acquisition. Because the vote necessary for approval is based on the number of shares of common stock outstanding and not the number of votes cast at the annual meeting, abstentions and broker non-votes on the Plan of Acquisition will effectively be votes against the Plan of Acquisition.

PROPOSAL 1
ELECTION OF DIRECTORS
     The by-laws of the Bank provide that the number of directors shall not be less than 5 nor more than 25 and permit the exact number to be determined from time to time by the board of directors. The board of directors has fixed the number of directors constituting the entire board at 18.
     It is intended that the proxies solicited by the board of directors will be voted FOR the 18 persons named below (unless the shareholder otherwise directs). If, for any reason, any nominee becomes unavailable for election or service on the board, the proxy solicited by the board of directors will be voted for such substituted nominee as is selected by the board of directors. The board has no reason to believe that any of the named nominees are not available or will not serve if elected.
     Each director nominee has been nominated to serve a one year term until the 2008 annual meeting of shareholders and thereafter until his or her successor shall have been duly elected and qualified. Each nominee is an incumbent director and has served as a director of the Bank since its opening. The names of the nominees for election and certain information about them are set forth in the following table:

	Business Experience	Director
Name, Position and Age	During Past Five Years	Since
Jack Alter, Director, 79	Mayor of the Borough of Fort Lee	2006

Michael Bello, Director, 43	President of the Michael Bello Insurance Agency	2006

Jay Blau, Director, 61	Consultant to Dynamic Designs, Inc.	2006

Albert F. Buzzetti	Chairman, President and CEO of Bank of New Jersey	2006
Chairman of the Board,	since May 2006. Organizational activities related
President & CEO, 67	to the Bank, July 2005 to May 2006.
	Executive Vice President of Interchange Financial
	Services Corporation, May 2003 to August 2004.
	President and CEO of Bridge View Bancorp, 1989 to
	May 2003, until the sale of Bridge View Bancorp to
	Interchange Financial Services Corporation.

Albert L. Buzzetti, Director, 37	Managing Partner of the law firm of	2006
	A. Buzzetti and Associates, LLC

Stephen Crevani, Director, 64	President of Aniero Concrete	2006

John K. Daily, Director, 48	Executive Vice President of C.A. Shea & Co.	2006

Armand Leone, Jr., MD, JD Vice Chairman, 49	Partner in the law firm of Britcher, Leone and Roth	2006

	Business Experience	Director
Name, Position and Age	During Past Five Years	Since
Anthony M. Lo Conte Director, 49	President and CEO of Anthony L and S, LLC	2006

Carmelo Luppino, Director, 78	General Contractor/Developer	2006

Rosario Luppino, Director, 73	General Contractor/Developer	2006

Howard Mann, Director, 51	President of Carolace Industries	2006

Josephine Mauro, Director, 73	Realtor and owner of Mauro Realty Company	2006

Joel P. Paritz, Director, 63	CPA and President of Paritz & Company, P.A.	2006

Christopher M. Shaari, MD Director, 39	Physician	2006

Anthony Siniscalchi Director, 48	Partner in the firm of A. Uzzo & Co., CPAs, P.C.	2006

Mark Sokolich, Director, 43	Managing Partner of the law firm of Sokolich &	2006
	Macri

Diane M. Spinner, Director, 52	Executive Vice President and Chief Administrative	2006
	Officer of Bank of New Jersey since May 2006.
	Organizational activities related to the Bank,
	July 2005 to May 2006.
	President and CEO of Rock Community Bank, January
	2001 to December 2003.
     Director Albert L. Buzzetti is the son of Chairman of the Board, President & CEO, Albert F. Buzzetti. Directors Carmelo Luppino and Rosario Luppino are brothers.
     No director of the Bank is also a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such act, or any company registered as an investment company under the Investment Company Act of 1940.
Board Meetings
     During the fiscal year beginning May 10, 2006 and ended December 31, 2006, the board of directors held eight meetings. All but two of our directors attended at least 75% of board meetings and meetings of committees of the board on which such directors served. Mr. Alter attended five board meetings and zero of one committee meetings. Mr. Carmelo Luppino attended five board meetings and six of six committee meetings.

     We have no formal policy with respect to director attendance at our annual meeting of shareholders. As we commenced operations during 2006, the 2007 annual meeting will be our first annual meeting of shareholders.
Board Committees
     The board of directors of the Bank conducts much of its business through committees of the board. During 2006, the board designated an audit committee and a compensation committee, as well as an executive committee, a loan committee, an asset and liability/investment committee and a compliance committee. The full board acted as a nominating committee in 2006.
     Audit Committee
     The audit committee of the board of directors consisted of Directors Siniscalchi (Chair), Daily, Mauro and Paritz during the fiscal year ended December 31, 2006. Each member of the audit committee would be independent under the requirements of the American Stock Exchange. The board of directors has determined that each of Messrs. Siniscalchi and Paritz qualifies as an “audit committee financial expert,” as defined under SEC rules. The audit committee met twice in 2006.
     The designation of the audit committee is required by the by-laws of the Bank and the by-laws set forth requirements for membership, certain provisions regarding meetings of the committee and the duties of the committee. The audit committee has not adopted a formal charter. The primary duties of the audit committee are:
•	making suitable periodic examinations into the affairs of the Bank, or causing such examinations to be made, including whether the Bank is in a sound and solvent condition and whether adequate internal audit controls and procedures are being maintained;

•	recommending to the board such changes in the manner of doing business or conducting the affairs of the Bank as shall be deemed advisable;

•	upon its own recommendation, employing a qualified firm of certified public accountants to make an audit and examination of the affairs of the Bank at least once in each calendar year;

•	reviewing in detail all examinations of Federal and state regulatory authorities;

•	reviewing any changes in accounting policy proposed by management, the internal auditors or the certified public accountants; and

•	making appropriate reports of its activities to the full board of directors.
     Audit Committee Report
     The audit committee has considered and discussed the audited financial statements of the Bank at and for the period ended December 31, 2006, with management. The audit committee has also discussed with KPMG LLP, the Bank’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the audit committee has received the written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has considered whether the provision of non-audit services by KPMG LLP to the Bank is compatible with maintaining its independence and has discussed with KPMG LLP its independence.
     Based upon its review and the considerations and discussions referenced above, the audit committee recommended to the board of directors that our audited financial statements be included in the Bank’s 2006 Annual Report.
Submitted by the Audit Committee:
Anthony Siniscalchi, Chair
John K. Daily
Josephine Mauro
Joel P. Paritz
March 7, 2007
The foregoing “Audit Committee Report” shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, or incorporated by reference into any filing made by the holding company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent report is incorporated by specific reference.
     Compensation Committee
     During 2006, the compensation committee of the board of directors consisted of Directors Shaari (Chair), Bello, Blau, Leone and Lo Conte and met twice.
     Certain provisions regarding the compensation committee, including requirements for membership, certain provisions regarding meetings of the committee and the duties of the committee, are set forth in the by-laws of the Bank. The compensation committee has not adopted a formal charter. The primary duties of the compensation committee are:
•	adopting compensation policy;

•	reviewing and evaluating the compensation of the directors and executive officers, and recommending any modification in any such compensation;

•	approving and monitoring the Bank’s compensation system, including benefits and other elements;

•	requiring regular salary and benefit surveys comparing the Bank with its competitors; and

•	approving all changes in the compensation package of executive officers.
     In addition to the specific authorities of the compensation committee set forth in our by-laws, our board of directors has delegated the sole authority to set the compensation of our executive officers to the compensation committee. While the committee may seek input from the chief executive officer with respect to the compensation of other executive officers, the committee may not delegate the authority to set the compensation of executive officers.

     Compensation Committee Interlocks and Insider Participation
     As noted above, Directors Shaari, Bello, Blau, Leone and Lo Conte served as members of the compensation committee during 2006. No member of the compensation committee has ever served as and officer or employee of the Bank or the holding company. There are no compensation committee interlocks between the Bank or the holding company and any other entity, involving the Bank’s or the holding company’s or such entity’s executive officers or board members. The Bank has made, and expects to continue to make, loans in the future to our directors, including members of our compensation committee, and to their family members and to firms, corporations, and other entities in which they and their family members maintain interests. You should refer to “Certain Transactions with Related Persons” for additional information.
     Compensation Committee Report
     The compensation committee has reviewed and discussed the section of this proxy statement titled, “Compensation Discussion and Analysis,” with management and, based on such review and discussions, recommended to our board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.
Submitted by the Compensation Committee:
Christopher M. Shaari, Chair
Michael Bello
Jay Blau
Armand Leone, Jr.
Anthony M. Lo Conte
March 7, 2007
The foregoing “Compensation Committee Report” shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, or incorporated by reference into any filing made by the holding company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent report is incorporated by specific reference.
     Nomination Process
     The Bank commenced operations in May 2006 and its current board of directors is comprised of the organizers of the Bank. For this reason, the board has not yet had a need to identify or evaluate new director candidates or to designate a nominating committee to consider new director nominees. Until the board does designate such a committee, the entire board of directors will participate in the consideration of director nominees.
     The board of directors will consider director candidates recommended by shareholders. Any shareholder who wishes to recommend a director candidate for consideration may send notice to 204 Main Street, Fort Lee, New Jersey 07024, Attention: Albert F. Buzzetti, Chairman of the Board. The notice should contain: (1) the name of the shareholder making the recommendation; (2) the names of all other shareholders who, directly or indirectly, are acting in concert with or have an understanding with the recommending shareholder; (3) the number of shares which the recommending shareholder reasonably anticipates may be voted in favor of the election of the recommended director candidate; and (4) the name, address and business background of any recommended director candidate. The board shall give director candidates recommended by shareholders the same consideration as director candidates recommended by other sources.
     Other Committees
     In addition to its audit and compensation committees, the Bank has designated an executive committee, a loan committee, an asset and liability/investment committee and a compliance committee, and may designate other committees in the future. The primary function of the executive committee is to fulfill the duties and responsibilities the full board of directors between meetings of the full board of directors. The primary duties of the loan committee are to recommend loan policy to the board and to review and act upon matters related to the Bank’s lending activities. The primary duties of the asset and liability/investment committee are to recommend investment policy to the board and to review and act upon matters related to the Bank’s investment activities. The primary duty of the compliance committee is oversight of our compliance with applicable laws and regulations, including the Bank Secrecy Act and the Community Reinvestment Act.
     Independence
     Because the Bank’s common stock is not listed on a national securities exchange or in an inter-dealer quotation system, the Bank is not considered a listed issuer and certain listing standards regarding independence of directors do not apply to the Bank. However, we have determined the independence of the members of our board and committees by reference to the listing standards of the American Stock Exchange. Under the independence standards of the American Stock Exchange, Jack Alter, Michael Bello, Jay Blau, Stephen Crevani, John K. Daily, Armand Leone, Jr., Anthony M. Lo Conte, Carmelo Luppino, Rosario Luppino, Howard Mann, Josephine Mauro, Joel P. Paritz, Christopher M. Shaari, Anthony Siniscalchi and Mark Sokolich were determined to be independent, and all of the members of our audit and compensation committees were determined to be independent. During 2006, the entire board of directors functioned as the Bank’s nominating committee. The members of the board who were determined to be not independent were Albert F. Buzzetti, Albert L. Buzzetti and Diane M. Spinner.
     Shareholder communications
     Any shareholder who desires to send communications to our board of directors or to individual directors may do so by directing his or her communication to the following address: 204 Main Street, Fort Lee, New Jersey 07024, Attention: Albert F. Buzzetti, Chairman of the Board. All shareholder communications, other than any communications we believe may pose a security risk, will be sent directly to board members.
Executive Officers
     The following table sets forth the name and age of each current executive officer of the Bank. Select biographical information concerning these individuals appears below the table. The executive officers are appointed to their respective offices annually.

Name	Age	Position
Albert F. Buzzetti	67	President and Chief Executive Officer
Leo J. Faresich	63	Executive Vice President and Chief Lending Officer
Michael Lesler	36	Executive Vice President and Chief Financial Officer
Diane M. Spinner	52	Executive Vice President and Chief Administrative Officer

     See pages 13-14 for a description of the business background of Mr. Buzzetti and Ms. Spinner.
     Leo J. Faresich has served as Executive Vice President and Chief Lending Officer of the Bank since May 2006. Beginning in 1999, Mr. Faresich was employed by Greater Community Bancorp, Totowa, New Jersey, and served as its Executive Vice President and Chief Lending Officer from 2003 to September 2005, at which time he was engaged in connection with the organizational activities of the Bank.
     Michael Lesler has served as Executive Vice President and Chief Financial Officer of the Bank since May 2006. Beginning in 1997, Mr. Lesler was employed by Bridge View Bancorp and served as Senior Vice President and Chief Financial Officer of Bridge View Bancorp from 2000 until it was acquired by Interchange Financial Services Corporation in May 2003. He served as Senior Vice President of Interchange Capital Corp., a subsidiary of Interchange Financial Services Corporation from May 2003 until August 2005, at which time he was engaged in connection with the organizational activities of the Bank.
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth, as of February 22, 2007, certain information concerning the ownership of shares of the common stock by (i) each person who is known by us to own beneficially more than five percent (5%) of the issued and outstanding common stock, (ii) each director of the Bank, (iii) each named executive officer identified below in the section captioned “Executive Compensation,” and (iv) all directors and executive officers as a group.

	Number of Shares
Name	Beneficially Owned+	Percentage of Ownership++
Jack Alter[1]	16,500	*

Michael Bello[2]	33,000	1.38%

Jay Blau[3]	33,000	1.38%

Albert F. Buzzetti[4]	38,500	1.60%

Albert L. Buzzetti[5]	20,460	*

Stephen Crevani[6]	66,000	2.74%

John K. Daily[7]	18,942	*

Armand Leone, Jr., MD, JD8	49,500	2.06%

Anthony M. Lo Conte[9]	33,000	1.38%

Carmelo Luppino[10]	66,000	2.74%

Rosario Luppino[11]	69,960	2.90%

	Number of Shares
Name	Beneficially Owned+	Percentage of Ownership++
Howard Mann[12]	21,130	*

Josephine Mauro[13]	33,000	1.37%

Joel P. Paritz[14]	9,900	*

Christopher M. Shaari, MD15	26,400	1.10%

Anthony Siniscalchi[16]	18,480	*

Mark Sokolich[17]	16,500	*

Diane M. Spinner[18]	22,000	*

Michael Lesler[19]	8,165	*

Leo J. Faresich[20]	12,100	*

All directors and executive officers as a group.	612,537	24.30%

+	Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: voting power, which includes the power to vote, or to direct the voting of, our common stock; and/or, investment power, which includes the power to dispose, or to direct the disposition of, our common stock, is determined to be a beneficial owner of our common stock. All shares are subject to the named person’s sole voting and investment power unless otherwise indicated.

++	Shares beneficially owned include warrants and options to purchase shares which are currently exercisable or which will be exercisable within 60 days of February 22, 2007. Percentage calculations presume that the identified individual or group exercise all of his, her or their respective warrants and options and that no other holders of warrants or options exercise their warrants or options.

*	Less than one percent.

[1]	Includes warrants to purchase 2,750 shares.

[2]	Includes warrants to purchase 5,500 shares.

[3]	Includes warrants to purchase 5,500 shares.

[4]	Includes warrants to purchase 5,500 shares and options to purchase 5,500 shares.

[5]	Includes 550 shares owned by child and warrants to purchase 3,410 shares.

[6]	Includes 27,500 shares owned by Mr. Crevani’s wife and warrants to purchase 11,000 shares.

[7]	Includes 2,035 shares owned by Mr. Daily’s wife and children and warrants to purchase 3,157 shares.

[8]	Includes 13,750 shares owned as custodian for Dr. Leone’s children and warrants to purchase 8,250.

[9]	Includes warrants to purchase 5,500 shares.

[10]	Includes 27,500 shares owned by Mr. Carmelo Luppino’s wife and warrants to purchase 11,000 shares.

[11]	Includes 27,500 shares owned by Mr. Rosario Luppino’s wife, family trust and a company he controls and warrants to purchase 11,660 shares.

[12]	Includes 12,375 shares owned by a family partnership which Mr. Mann controls and 1,275 shares owned by Mr. Mann’s son, as well as warrants to purchase 3,355 shares.

[13]	Includes warrants to purchase 5,500 shares.

[14]	Includes warrants to purchase 1,650 shares.
[15]	Includes 22,000 shares owned by a partnership controlled by Dr. Shaari and warrants to purchase 4,400 shares.

[16]	Includes 4,400 shares held in custodial accounts controlled by Mr. Siniscalchi and warrants to purchase 3,080 shares.

[17]	Includes warrants to purchase 2,750 shares.

[18]	Includes warrants to purchase 2,750 shares and options to purchase 5,500 shares.

[19]	Includes warrants to purchase 330 shares and options to purchase 5,500 shares.

[20]	Includes warrants to purchase 1,100 shares and options to purchase 5,500 shares.
Compensation Discussion and Analysis
     The Bank’s principal executive officer is Albert F. Buzzetti, President and Chief Executive Officer, and its principal financial officer is Michael Lesler, Executive Vice President and Chief Financial Officer. Messrs. Buzzetti and Lesler, together with Leo J. Faresich, Executive Vice President and Chief Lending Officer, and Diane M. Spinner, Executive Vice President and Chief Administrative Officer, are sometimes referred to as the “named executive officers.” No executive officer other than the named executive officers received total compensation in excess of $100,000 during 2006.
     We commenced operations in 2006 and the primary objective of our compensation programs has been to attract well qualified individuals to form a management team with the skills to implement our business plan and with the dedication to see us through our initial start-up period. With this objective in mind, we believed it was necessary to offer each of our named executive officers a competitive salary, a change in control agreement, option awards and benefits typical of an organization like the Bank, which are offered to our employees, generally, such as medical insurance, group term life insurance and a 401(k) plan, as well as an automobile allowance. Total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.
     The base salaries of our named executive officers were set by our compensation committee after an analysis which included a review of compensation surveys by the Community Bankers Association and the American Bankers Association, as well as the experience and knowledge of our directors with respect to the local and regional market. We believe the base salary levels for our named executive officers are competitively set relative to companies in peer businesses. Without an operating history, we could not evaluate performance in setting 2006 base salaries. However, we anticipate that financial performance will be a significant factor in any future adjustments to base salary, as well as in establishing any future incentive plans. We also expect that individual experience and performance will be evaluated.
     Options awards are intended to encourage our named executive officers and other key employees to remain employed by the Bank by providing them with a long term interest in our overall performance, as reflected by the performance of our common stock. In 2006, option awards were made primarily to attract talented management to, and to remain with, the Bank. Accordingly, awards were made shortly after our 2006 Stock Option Plan was approved by our shareholders in October 2006. We anticipate that any future option awards will take into account all prior option awards, as well as the levels of other forms of compensation and the performance of the named executive officers.
     The benefits we offer to our named executive officers are the same benefits we offer to our employees, generally. We believe the level of benefits is consistent other businesses, with whom we compete for talented employees, and necessary for us to be able to attract and retain qualified executive officers and other employees.

     The compensation of our named executive officers is set by the compensation committee of our board of directors. Our chief executive officer makes recommendations to the compensation committee with respect the compensation of the other named executive officers.
Executive Compensation
     The following tables set forth certain information regarding the compensation of our named executive officers.
Summary Compensation Table
				All Other
Name and			Option Awards ($)	Compensation ($)
principal position	Year(1)	Salary ($)	(2)	(3)	Total ($)
Albert F. Buzzetti, President & CEO	2006	114,423	13,850	7,200	135,473

Michael Lesler, Exec. VP & CFO	2006	81,730	13,850	7,200	102,780

Leo J. Faresich, Exec. VP & CLO	2006	101,346	13,850	7,200	122,396

Diane M. Spinner, Exec. VP & CAO	2006	81,730	13,850	7,200	102,780

(1)	Compensation for 2006 includes all compensation for the period beginning on May 10, 2006, when the Bank opened for business, and ended on December 31, 2006.

(2)	The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for the 2006 grants: dividend yield of 0.00%; expected volatility of 16.00%; risk-free interest rate of 4.77%; and expected life of 2 years. The amount indicated represents 2006 expense. The effects of applying these assumptions in determining net income may not be representative of the effects on net income in future years.

(3)	Consists of payments made to the named executive officers as an automobile allowance.
Grants of Plan-Based Awards

					All Other
					Option
					Awards:	Exercise or	Grant Date
		Estimated Future Payouts Under Equity			Number of	Base Price of	Fair Value of
		Incentive Plan Awards			Securities	Option	Stock and
		Threshold	Target	Maximum	Underlying	Awards	Option
Name	Grant Date	(#)	(#)	(#)	Options (#)	($/Sh)	Awards
Albert F. Buzzetti	11/01/2006	—	—	—	11,000	$18.18	$27,700

Michael Lesler	11/01/2006	—	—	—	11,000	$18.18	$27,700

Leo J. Faresich	11/01/2006	—	—	—	11,000	$18.18	$27,700

Diane M. Spinner	11/01/2006	—	—	—	11,000	$18.18	$27,700
     In order to align the personal financial interests of our named executive officers with those of the Bank, each named executive officer received an option award to purchase 11,000 shares of our common stock at an exercise price of $18.18 per share, as adjusted following our ten percent (10%) stock distribution in January 2007. The referenced option awards were immediately exercisable with respect to fifty percent (50%) of the shares underlying the options and will become exercisable with respect to the remaining fifty percent (50%) of the shares underlying the options on the first anniversary of the grant date, or November 1, 2007, provided that each award recipient continues to be employed. The option awards are not subject to the achievement of any performance conditions or targets.
Outstanding Equity Awards At Fiscal Year-End

	Option Awards
			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised
	Options (#)	Options (#)	Unearned Options	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	(#)	Price ($)	Date
Albert F. Buzzetti	5,500	5,500	—	$18.18	11/01/2016

Michael Lesler	5,500	5,500	—	$18.18	11/01/2016

Leo J. Faresich	5,500	5,500	—	$18.18	11/01/2016

Diane M. Spinner	5,500	5,500	—	$18.18	11/01/2016
     Change In Control Agreements
     We have entered into change in control agreements with each of our named executive officers and each such agreement is on substantially similar terms. Under the terms of the agreements, a named executive officer may receive a change in control payment in the event that he or she terminates his or her employment within 90 days following a change in control. As used in the agreement, a “change in control” means:
•	Any person acquiring securities representing more than 50% of the voting power of the securities of the Bank or the holding company;

•	Any sale of all or substantially all of the assets of the Bank or the holding company to a third party;

•	Any reorganization, merger, consolidation or similar transaction, unless the shareholders immediately prior to any such transaction hold securities representing a majority of the voting power of the entity surviving the transaction and the directors immediately prior to the transaction represent a majority of the directors of the entity surviving the transaction; and

•	Another other event designated a “change in control” by our board of directors.
     The change in control payment which any named executive officer would be entitled to receive under his or her agreement would be a lump sum equal to 2.9 times the highest annual base salary he or she received in the year of termination and the two years immediately preceding. Based on current salaries, the estimated change in control payments which Mr. Buzzetti, Mr. Lesler, Mr. Faresich and Ms. Spinner would be entitled to receive would be $331,827, $237,017, $293,903 and $237,017, respectively.

Any change in control payment would be made within 30 days following the recipient’s date of termination.
Director Compensation
     Except for directors who are also officers of the Bank and received compensation as such, our board of directors did not receive any compensation for services, including services as members of any committees of the board or for attendance at meetings of the board or any committees of the board during 2006. We do not anticipate providing any cash compensation to members of our board of directors or committees unless and until we achieve a sustained level of profitability. However, we may consider other forms of director compensation in 2007.
Certain Transactions with Related Persons
     The Bank has made, and expects to continue to make, loans in the future to our directors and executive officers and their family members, and to firms, corporations, and other entities in which they and their family members maintain interests. All such loans require the prior approval of our board of directors. None of such loans are, as of the date of this proxy statement, or were at December 31, 2006, nonaccrual, past due, restructured or potential problems, and all of such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank and did not involve more than the normal risk of collectibility or present other unfavorable features.
     Except for our policies and procedures related to the approval of loans, we have not yet adopted any formal policies and procedures for the review, approval, or ratification of any transaction with related persons.
Recommendation
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES TO THE BOARD OF DIRECTORS OF THE BANK TO SERVE UNTIL THE 2008 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIED.

PROPOSAL 2
2007 NON-QUALIFIED STOCK OPTION PLAN FOR DIRECTORS
General
     The Bank’s board of directors has approved for submission to its shareholders the 2007 Non-Qualified Stock Option Plan for Directors attached to this proxy statement as Exhibit A and incorporated by reference, referred to as the “Director Plan.”
     The board of directors believes that it will be in the best long-term interests of the shareholders for non-employee directors of the Bank to have an equity interest in the Bank, thereby tying the interests of the Bank’s non-employee directors to those of the shareholders. For these reasons, the board of directors on March 7, 2007 approved the Director Plan, subject to shareholder approval.
     A summary of the Director Plan is set forth below. This summary is qualified in its entirety by the full text of the Director Plan, which is set forth as Exhibit A to this proxy statement.
Administration
     The Director Plan will be administered by the Bank’s board of directors, which will have power to designate the optionees and to determine the number of shares subject to each option, the date of grant and the terms and conditions governing the option. All decisions made by the board pursuant to the provisions of the Director Plan will be final and binding.
Eligibility
     Non-employee directors of the Bank and its affiliates are eligible to be granted options under the Director Plan.
Shares Subject to the Director Plan
     The Director Plan authorizes the Bank to issue 240,000 shares of its common stock pursuant to options. The Director Plan provides that the number and price of shares available for stock options and the number of shares covered by outstanding stock options shall be adjusted equitably for stock splits or combinations, stock dividends, recapitalizations, reorganization, mergers, consolidations and other changes in the common stock.
Term
     The term of each option will be fixed by the board of directors. No option may be exercised by any person after expiration of the term of the option. No option may be awarded under the Director Plan at any time after the date that is ten years after the Director Plan is approved by shareholders.
Exercise Price
     The Director Plan provides that options may be granted at a price no less than 100% of the fair market value on the date of grant of the option. The Director Plan provides that the purchase price for shares acquired pursuant to the exercise of any option is payable in full at the time of exercise.

Amendment and Termination of Director Plan
     The Board may amend, alter or discontinue the Director Plan at any time, provided that no amendment, alteration or discontinuation will be made which would increase the total number of shares of common stock reserved for the purposes of the Director Plan (except in connection with a recapitalization, reorganization, merger, consolidation, stock split or combination, stock dividend or other similar event or transaction affecting the shares, in accordance with the terms of the Director Plan ), or change the persons or class of persons eligible to receive options under the Director Plan without the approval of shareholders.
Certain Federal Tax Effects
     There will be no federal income tax consequences to the optionee or to the Bank upon the grant of a non-qualified stock option under the Director Plan. When the optionee exercises a non-qualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and the Bank will be allowed a corresponding deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Benefits to Directors
     As of the date of this proxy statement, no awards have been granted under the Director Plan. All awards under the Director Plan will be made at the discretion of the Bank’s board of directors. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any individual director or group of directors pursuant to the Director Plan in the future, or the benefits or amounts that would have been received by any individuals or groups for the last completed fiscal year if the Director Plan had been in effect.
Vote Required for Adoption of the Director Plan
     The affirmative vote of the holders of two-thirds of the issued and outstanding common stock of the Bank is required to approve the Director Plan. Therefore, brokers non-votes and abstentions will effectively count as votes against the Director Plan.
Recommendation
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PLAN OF ACQUISITION.

PROPOSAL 3
PLAN OF ACQUISITION
General
     The Bank’s board of directors has determined that it is in the best interests of the Bank and its shareholders that the Bank adopt a holding company structure whereby all of the outstanding shares of the common stock of the Bank will be contributed to a newly formed holding company in exchange for shares of the common stock of the holding company. This transaction is sometimes referred to as the “holding company reorganization.” To achieve this objective, the Bank, through its directors, has proposed the Plan of Acquisition attached to this proxy statement as Exhibit B and incorporated by reference (referred to as the “Plan”), and has incorporated Bancorp of New Jersey, Inc., a New Jersey corporation (referred to as the “holding company”). The holding company has not and will not engage in any operations or issue any of its shares prior to consummation of the holding company reorganization. The following is a summary of certain key terms of the Plan, and is qualified in its entirety by reference to the Plan.
Plan of Acquisition
     On November 16, 2006, the Bank’s board of directors unanimously adopted the Plan. The Plan provides for the transfer and contribution of all of the Bank’s stock by the shareholders to the holding company in exchange for the stock of the holding company pursuant to the terms of the Banking Act. Each outstanding share of the common stock of the Bank will be exchanged for one share of common stock of the holding company. The holding company will then be the sole shareholder of the Bank. Upon consummation of the holding company reorganization, all of the shareholders of the Bank will become shareholders of the holding company, except for those shareholders who elect to exercise their dissenters’ rights. You should refer to “Rights of Dissenting Shareholders” for more information.
     Shareholders will exchange their present Bank share certificates for new certificates evidencing shares of stock of the holding company. Further instructions on accomplishing this exchange will be provided by the Bank or its transfer agent after the Plan is approved and the holding company reorganization is consummated. After the holding company reorganization and until Bank certificates are so exchanged, each certificate evidencing shares of Bank common stock (other than those of shareholders who have exercised their dissenters’ rights) will represent an equal number of shares of holding company common stock, and the holders of Bank stock certificates will have all the rights of holders of shares of holding company common stock.
     The holding company has been incorporated at the direction of the board of directors of the Bank under the New Jersey Business Corporation Act, as amended, referred to as the “Corporation Act.” A copy of the holding company’s certificate of incorporation is attached to this proxy statement as Exhibit C. The current directors of the Bank will constitute the initial board of directors of the holding company. You should refer to “Proposal 1 Election of Directors” for more information regarding the current directors of the Bank.
Regulatory Requirements and Other Conditions
     Consummation of the transactions contemplated by the Plan is subject to several conditions, including the approval of the Commissioner of the New Jersey Department of Banking and Insurance, referred to as the “Commissioner,” the approval of the Board of Governors of the Federal Reserve System, referred to as the “Federal Reserve,” and the approval of the Plan by the Bank’s shareholders.

     Our application to the Commissioner for approval of the Plan was accepted by the Commissioner on December 11, 2006 and the Plan was approved by the Commissioner on January 16, 2007. If the Plan is approved by the Federal Reserve and the Bank’s shareholders and not terminated by the Bank’s board of directors, we will file the Plan, a notice of effective date and certification of shareholder approval with the Commissioner, but no further approval from the Commissioner is required.
     The holding company reorganization may only be consummated if the Federal Reserve approves the application filed by the holding company to undertake the holding company reorganization. The holding company filed the application with the Federal Reserve Bank of New York under the Bank Holding Company Act of 1956, as amended, referred to as the “BHCA,” on January 24, 2007. Although it is anticipated that the Federal Reserve will approve our application, there can be no assurance that the Federal Reserve will not deny our application or impose conditions which we find objectionable.
     Approval of the Plan and, as a result, the consummation of the holding company reorganization, will require the affirmative vote of holders of two-thirds of the shares of common stock of the Bank outstanding on the record date for the annual meeting. The directors and executive officers of the Bank and their affiliates beneficially own, as of February 22, 2007, approximately 24.30% of the Bank’s issued and outstanding stock and, as a result, will have a significant influence on the outcome of the vote. You should refer to “Proposal 1 Election of Directors—Security Ownership of Certain Beneficial Owners and Management” and “Information About Voting—How many votes are required to approve the Plan of Acquisition?” for more information.
     Notwithstanding the receipt of shareholder and regulatory approvals, the Bank’s board of directors may terminate the Plan at any time prior to consummation if it believes that consummation of the holding company reorganization would no longer be in the best interests of the Bank and its shareholders. If the Bank’s board of directors terminates the Plan and elects not to consummate the holding company reorganization after obtaining shareholder approval, the Bank will notify its shareholders of such action in writing.
     One of the factors which the board of directors will weigh heavily in determining whether to proceed with the Plan is the number of shareholders who elect to exercise their dissenters’ rights. The board of directors will consider it unwise to proceed with the Plan if the number of shareholders who dissent from the transaction would require the Bank to pay an excessive amount in cash to satisfy obligations to dissenting shareholders.
Reasons for Proposing the Plan
     The Bank’s board of directors has proposed the Plan primarily because the holding company structure will maximize the Bank’s flexibility in undertaking its current and future operations. In addition, the holding company structure makes available to the board of directors a variety of means to assist the holding company board in acting in the best interests of shareholders in the face of an unsolicited takeover bid which are not available to the Bank. Except for the classification of the holding company’s board of directors, the holding company’s certificate of incorporation does not currently contain any defensive provisions. However, shareholders may be asked to approve such provisions in the future. In addition, the protections afforded by the New Jersey Shareholders Protection Act will be available to the holding company, although they are not currently available to the Bank. You should refer to “Comparison of Common Stock of Bank with Common Stock of Holding Company—Shareholders Protection Act” for more information.
     The holding company structure provides greater flexibility in managing the current and future operations of the Bank. For example, the holding company structure provides more flexibility in raising capital for the holding company, the Bank or any future subsidiary bank. This flexibility is available because the capital structure of the holding company will be subject to the Corporation Act and Federal Reserve Board Regulation Y, and not the more restrictive Federal and New Jersey laws and regulations pertaining to banks. In addition, the Corporation Act provides greater flexibility than the Banking Act in issues of corporate governance.
     The holding company structure should also permit future expansion through acquisitions of banks or other financial institutions and the operation of such banks and financial institutions as wholly-owned subsidiaries of the holding company. The operation of such institutions as wholly-owned subsidiaries may permit the deposit base and customer relations of the acquired institution to be maintained while the operations of the acquired institution are integrated with those of the Bank. The Bank has not entered into any agreements for any acquisitions and is not currently engaged in any negotiations or discussions for any acquisitions, although it may engage in such negotiations or discussions in the future.
     The bank holding company structure may also be utilized in the future to engage in certain non-banking activities which are closely related to banking, either directly, through newly formed subsidiaries or by acquiring companies already established in such activities. You should refer to “Bank Holding Company Regulation—Bank Holding Company Act” for more information.
     Finally, because the holding company will be governed by the Corporation Act, it has greater flexibility to adopt alternative provisions for its certificate of incorporation which the Bank would not be permitted to adopt under the Banking Act. Among the provisions which are available to the holding company and not the Bank is a classified board of directors. Except for the classification of the holding company’s board of directors, the holding company’s certificate of incorporation does not currently contain any provision which would not be permitted under the Banking Act. However, shareholders may be asked to adopt them in the future.
     Adoption of a holding company structure may subject the holding company to certain additional regulation to which the Bank is not currently subject. For example, the holding company will become subject to oversight and regulation by the Federal Reserve. The Bank is not currently subject to such oversight and regulation. In addition, issuances of securities by the holding company will be subject to regulation by the SEC under the Securities Act of 1933, as amended, referred to as the “Securities Act.” The issuance of securities by the Bank is currently exempt from the Securities Act. This additional regulation could involve increased expense for the holding company. You should refer to “Consequences Under Federal Securities Laws” for more information.
     Notwithstanding the additional regulatory oversight and the related additional costs of compliance, due to the benefits of a holding company structure discussed above, the board of directors believes that adoption of the Plan and the creation of a holding company structure is in the best interests of the shareholders of the Bank.
Accounting Treatment
     The holding company reorganization will be accounted for as a reorganization under common control and the assets, liabilities and shareholders’ equity of the Bank immediately prior to the holding company reorganization will be carried forward on either separate or consolidated financial statements of the Bank and the holding company after the holding company reorganization at the amounts carried on their respective books at the effective date of the holding company reorganization. Therefore, the consolidated capitalization, assets, liabilities, results of operations and other financial data of the holding company immediately following the reorganization will be substantially the same as those of the Bank immediately prior to the holding company reorganization, and, after the reorganization, will be shown in the holding company’s consolidated financial statements at the Bank’s historical recorded values.
Material United States Federal Income Tax Consequences
     The following is a discussion of the material U.S. federal income tax consequences of the holding company reorganization to Bank shareholders who exchange their shares of Bank stock solely for shares of holding company stock in the reorganization. This discussion addresses only Bank shareholders who are U.S. holders, as defined below, and hold their shares of Bank stock as a capital asset. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular Bank shareholder in light of that shareholder’s individual circumstances or to a Bank shareholder who is subject to special rules, including, without limitation:
•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a shareholder who is not a U.S. holder;

•	a pass-through entity or an investor in such an entity;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities who elects to apply a mark-to-market method of accounting;

•	a shareholder who holds Bank stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

•	a shareholder who exercises dissenters’ rights; and

•	a shareholder who acquired his shares of Bank stock pursuant to the exercise of employee stock options or otherwise as compensation.
     This discussion is not binding on the Internal Revenue Service, or “IRS,” and there can be no assurance that the IRS or a court will agree with the conclusions stated herein. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the holding company reorganization. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This discussion does not address any state, local or foreign tax consequences of the holding company reorganization.
BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE HOLDING COMPANY REORGANIZATION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.
     For purposes of this discussion, “U.S. holder” refers to a beneficial holder of Bank stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that is subject to the supervision of a court within the United States and the control of one or more U.S. persons or that was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
     If an entity treated as a partnership for U.S. federal income tax purposes holds Bank stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of that partnership. A partner of a partnership holding Bank stock should consult its tax advisor regarding the tax consequences of the holding company reorganization.
     Subject to the foregoing, the following are the material U.S. federal income tax consequences of the holding company reorganization to a Bank shareholder who exchanges shares of Bank stock solely for shares of holding company stock:
•	You will not recognize any gain or loss upon your exchange of shares of Bank stock solely for shares of holding company stock;

•	Your aggregate basis in your shares of holding company stock received in exchange for your Bank stock pursuant to the reorganization will be equal to the aggregate basis of the shares of Bank stock you surrendered in exchange for your shares of holding company stock; and

•	The holding period of your shares of holding company stock received in exchange for your Bank stock pursuant to the reorganization will include the period during which you held the shares of Bank stock you surrendered in exchange for your shares of holding company stock.
THE DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE HOLDING COMPANY REORGANIZATION. MOREOVER, THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. IN ADDITION, THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE REORGANIZATION AND DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE REORGANIZATION. A BANK SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE HOLDING COMPANY REORGANIZATION.

Bank Holding Company Regulation
          General
          The Bank is, and the holding company will be, subject to extensive supervision and regulation under both Federal and state laws and regulations. The regulation of the Bank is discussed in greater detail in the 2006 Annual Report which accompanies this proxy statement. The following is a discussion of certain additional regulations which would be applicable to the holding company.
          Federal and state banking laws and regulations restrict permissible activities and investments and require compliance with various consumer protection provisions applicable to lending, deposit, brokerage and fiduciary activities. They also impose capital adequacy requirements and restrict the holding company’s ability to repurchase stock or to receive dividends from the Bank. The holding company and the Bank will also be subject to comprehensive examination and supervision by the Federal Reserve, the Commissioner and the FDIC. The holding company will be functionally regulated by the SEC. These regulatory agencies generally have broad discretion to impose restrictions and limitations on the operations of the holding company and the Bank. The consequences of noncompliance with these laws and regulations can include substantial monetary and administrative penalties and sanctions. This supervisory framework could materially impact the conduct and profitability of the holding company’s activities.
          To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of the holding company and the Bank.
          Bank Holding Company Act
          The holding company will be registered as a bank holding company under the BHCA, and will be subject to regulation and supervision by the Federal Reserve. The BHCA requires the holding company to secure the prior approval of the Federal Reserve before it owns or controls, directly or indirectly, more than five percent (5%) of the voting shares or substantially all of the assets of, any bank or thrift, or merges or consolidates with another bank or thrift holding company. In addition, bank holding companies are restricted in the types of activities in which they may engage, directly or indirectly through subsidiaries, and prior approval of the Federal Reserve may be required before engaging in certain activities.
          There are a number of restrictions imposed on the holding company and the Bank by Federal law which are designed to reduce potential loss exposure to the depositors of the Bank and Federal Deposit Insurance Corporation (“FDIC”) insurance funds in the event the Bank should become insolvent. For example, Federal Reserve policy requires a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks and to commit resources to support such institutions in circumstances where it might not do so otherwise. The Federal Reserve has, in some cases, entered orders for bank holding companies to take affirmative action to strengthen the finances or management of subsidiary banks.
          New Jersey Regulation
          In addition to Federal bank holding company regulation, the holding company will be required to register as a bank holding company with the Commissioner. The holding company will be required to file copies of the reports it files with the Federal banking and securities regulators, namely the Federal Reserve, FDIC and SEC, with the Commissioner.

          Capital Rules
          Under risk-based capital requirements for bank holding companies, the holding company will be required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of eight percent. At least half of the total capital is to be composed of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangible assets, referred to as “Tier 1 Capital.” The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the allowance for loan losses, referred to as “Tier 2 Capital.” Collectively, Tier 1 Capital and Tier 2 Capital are referred to as “Total Capital.”
          In addition, the Federal Reserve has established minimum leverage ratio requirements for bank holding companies. For bank holding companies that meet certain specified criteria, including having the highest regulatory rating and not experiencing significant growth or expansion, these requirements provide for a minimum leverage ratio of Tier 1 Capital to adjusted average assets, equal to three percent. Other bank holding companies that fail to meet such criteria will generally be required to maintain a leverage ratio of four to five percent.
          The Federal Reserve’s risk-based capital standards explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s general capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating its capital adequacy. The Federal Reserve has issued additional guidelines for certain bank holding companies that engage in trading activities. We do not believe that consideration of these additional factors will affect the regulators’ assessment of the holding company’s capital position.
          Limitations on Payment of Dividends
          Under applicable New Jersey law, the holding company will not permitted to pay dividends on its capital stock if, following the payment of the dividend, (1) it would be unable to pay its debts as they become due in the usual course of business or (2) its total assets would be less than its total liabilities. Further, it is the policy of the Federal Reserve that bank holding companies should pay dividends only out of current earnings and only if future retained earnings would be consistent with the holding company’s capital, asset quality and financial condition. Because it will have no significant independent sources of income, the ability of the holding company to pay dividends will be dependent on its ability to receive dividends from the Bank.
          Sarbanes-Oxley Act
          The Sarbanes-Oxley Act of 2002 comprehensively revised the laws affecting corporate governance, auditing and accounting, executive compensation and corporate reporting for entities with securities registered under the Exchange Act, which will include the holding company. Among other things, Sarbanes-Oxley and its implementing regulations have established new membership requirements and additional responsibilities for the audit committee, imposed restrictions on the relationship between the holding company and its outside auditors (including restrictions on the types of non-audit services our auditors may provide to us), imposed additional responsibilities for our external financial statements on our chief executive officer and chief financial officer, expanded the disclosure requirements for our corporate insiders and required our management to evaluate our disclosure controls and procedures. In addition, our management will be required to evaluate our internal control over financial reporting, and will require our auditors to issue a report on our internal control over financial reporting.
          Other Laws, Legislation and Regulatory Changes
          The holding company will be subject to a variety of laws and regulations which are not limited to banking organizations. In addition, legislation and regulations may be enacted which increase the cost of doing business, limit or expand permissible activities, or affect the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions are frequently made in the U.S. Congress, the New Jersey State Legislature and before various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact such changes might have on the holding company.
Consequences Under Federal Securities Laws
          The holding company will file with the SEC a registration statement under the Securities Act for the registration of the holding company common stock to be issued and exchanged pursuant to the Plan of Acquisition. This proxy statement and the accompanying notice of annual meeting constitute the prospectus of the holding company filed as part of such registration statement. Upon completion of the holding company reorganization, the holding company will be required to comply with the periodic reporting requirements under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act.” Based on the number of shareholders of the Bank, if the Bank did not adopt a holding company structure, the Bank would be required to file substantially similar reports with the FDIC beginning in 2007. The Bank has not previously filed any reports under these requirements with either the SEC or FDIC. The holding company will also be subject to the general anti-fraud provisions of the federal securities laws.
          Filings made by the holding company after the reorganization will be available at the SEC’s public reference room at 100 F Street NE, Washington, DC 20549. The holding company’s filings will also be available on the SEC’s internet site at http:\\www.sec.gov.
          The registration under the Securities Act of shares of holding company common stock to be issued in connection with the reorganization does not cover the resale of such shares. However, holding company common stock acquired by persons who are not “affiliates” of the holding company or the Bank may be resold without registration. “Affiliates” of the holding company and the Bank include our directors and executive officers. Shares received by our affiliates will be subject to the resale restrictions of Rule 145 under the Securities Act, which are substantially the same as the restrictions of Rule 144 discussed below. The Rule 145 restrictions generally terminate after one year if the holding company continues to comply with the reporting requirements under the Exchange Act, but any affiliate of the Bank who becomes an affiliate of the holding company will continue to be subject to the restrictions on sales by affiliates under Rule 144.
          If the holding company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Bank who complies with the other conditions of Rule 144, including those that require the affiliate’s sales to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, in any three-month period, a number of shares not to exceed the greater of:
•	1.0% of the outstanding shares of the holding company, or

•	the average weekly volume of trading in such shares during the preceding four calendar weeks.
          Provision may be made in the future by the holding company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.
Comparison of Common Stock of Bank with Common Stock of Holding Company
          General
          The rights of the holders of the securities of the holding company will differ in certain respects from the rights of the holders of securities of the Bank. The following discussion describes certain rights of the holders of common stock of the Bank and the holding company and notes certain material differences which arise primarily because the Corporation Act provides security holders with different rights than the rights provided for under the Banking Act. The rights of security holders may also be affected because the holding company will be subject to supervision and regulation by governmental agencies which will differ from the supervision and regulation of the Bank. You should refer to “Bank Holding Company Regulation” for more information. While the following discussion summarizes certain provisions of the holding company’s certificate of incorporation, any statements concerning the certificate of incorporation are qualified in their entirety by reference to that document, which is attached to this proxy statement as Exhibit C and incorporated by reference.
          Neither the common stock of the Bank nor the common stock of the holding company has any conversion, sinking fund or redemption provisions, subjects shareholders to liability to further capital calls, or restricts the shareholders’ ability to transfer shares (subject to restrictions on transfer under federal and state securities laws and regulations).
          Capital Structure
          The Bank’s certificate of incorporation currently provides for an authorized capitalization consisting of 5,000,000 shares of common stock, par value $10.00 per share. The holding company’s certificate of incorporation provides for an authorized capitalization consisting of 20,000,000 shares of common stock, without par value. Because each share of common stock of the Bank will be exchange for one share of common stock of the holding company and the holding company will be authorized to issue more shares than the Bank is currently authorized to issue, each of the existing shareholders of the Bank will be subject to potentially greater dilution upon consummation of the holding company reorganization. However, the board of directors of the Bank believes that the additional authorized shares will provide the holding company with greater flexibility to issue common stock in connection with stock splits, stock dividends, employee benefit plans, public or private offerings, financings, acquisitions, recapitalizations and other proper corporate purposes by making additional shares available for issuance by the holding company, at such time or times as its board of directors may approve, without the delay and expense associated with obtaining shareholder approval each time an opportunity requiring the issuance of shares of common stock may arise.
          The Bank now has approximately 2,399,846 shares of common stock issued and outstanding, 119,992 shares of common stock reserved for issuance under the Bank’s existing stock option plan and 479,308 shares of common stock reserved for issuance under outstanding warrants. Immediately following the holding company reorganization, the holding company will have approximately 2,399,846 shares of common stock outstanding (fewer shares to the extent any shareholders exercise dissenters’ rights). In addition, the holding company will assume the Bank’s stock option plans and stock warrant obligations, reserving 599,300 shares for issuance thereunder.

          Dividend Rights
          The holders of the Bank’s common stock are entitled to dividends when, as, and if declared by the Bank’s board of directors, subject to the restrictions imposed by the Banking Act and certain regulatory requirements. Under the Banking Act, dividends may be paid only if, after the payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank’s surplus. Applicable regulations limit the Bank’s ability to pay dividends as a result of requirements to maintain adequate capital ratios. A discussion of the regulations affecting the Bank is set forth in our 2006 Annual Report, which accompanies this proxy statement.
          The holders of the holding company’s common stock will be entitled to dividends, when, as, and if declared by the holding company’s board of directors, subject to the restrictions imposed by the Corporation Act and certain regulatory requirements. The only statutory limitation applicable to the holding company is that dividends may not be paid if the holding company is insolvent. In addition, applicable regulations of the Federal Reserve will limit the holding company’s ability to pay dividends as a result of requirements to maintain adequate capital ratios and for other reasons. You should refer to “Bank Holding Company Regulation” for more information. Moreover, unless the holding company expands its activities, its only source of payment of dividends will be the Bank. Therefore, the dividend restrictions applicable to the Bank described in the preceding paragraph will continue to impact the holding company’s ability to pay dividends.
          Since its organization, the Bank has not declared or paid a cash dividend and we intend to retain earnings, if any, to increase our net worth and reserves during our initial years of operation. Our future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.
          Voting Rights
          Under the Banking Act and the Bank’s certificate of incorporation, each share of the Bank’s common stock is entitled to one vote per share on each matter submitted to a vote of the shareholders of the Bank. Under the Corporation Act and the holding company’s certificate of incorporation, each share of the holding company’s common stock also will be entitled to one vote per share on each matter submitted to a vote of the shareholders of the holding company.
          While generally the voting rights of the shareholders are the same in the holding company as they are in the Bank, there are several material differences. Among other things, the Banking Act requires the affirmative vote of two-thirds of the outstanding shares to approve a merger or consolidation. Except in connection with matters subject to the Protection Act (discussed below in the section captioned, “Shareholders Protection Act”) and unless the certificate of incorporation provides for a greater voting requirement, under the Corporation Act, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve any merger, consolidation or disposition of substantially all of the holding company’s assets.
          Under the Banking Act, the Bank is authorized to have a minimum of 5 and a maximum of 25 directors. Within the limits prescribed by the Banking Act, the Bank’s certificate of incorporation authorizes the Board of Directors to fix the exact number of directors. The Bank currently has 18 directors.
          Under the Corporation Act, the holding company is to have one or more directors and, subject to any requirements contained in the certificate of incorporation or by-laws, the number of directors may be fixed by the board of directors. The holding company’s certificate of incorporation provides for an initial board of directors consisting of eighteen members, with the current directors of the Bank constituting the initial board of directors of the holding company.
          Under the Banking Act, the Bank cannot have a classified board of directors and, as a result, the shareholders of the Bank have the ability to elect all of the members of the board of directors on an annual basis. Under the Corporation Act, the holding company is permitted to have a classified board of directors and the certificate of incorporation of the holding company provides for a classified board of directors. Specifically, the certificate of incorporation provides that approximately one-third of the entire board of directors will be elected each year and each class of directors will serve for approximately three years. As cumulative voting is not permitted under the certificates of incorporation of either the Bank or the holding company in connection with the election of directors, the classification will not impact a shareholder’s ability to cumulate his votes.
          The classification of the holding company’s board of directors could have an effect of delaying or deferring a change in control of the board of directors of the holding company and, as a result, management or a change in control of the holding company itself.
          Liquidation Rights
          The rights of the holders of the common stock of the Bank and the holding company upon a liquidation are substantially similar. In the event of liquidation, dissolution or winding up of either the Bank or the holding company, holders of common stock are entitled to receive, on a pro rata per share basis, any assets distributable to shareholders, after the payment of debts and liabilities and after the distribution to holders of any outstanding shares hereafter issued which have prior rights upon liquidation.
          Preemptive Rights
          Under the Banking Act and the Corporation Act, shareholders may have preemptive rights if these rights are provided in the certificate of incorporation; however, neither the certificate of incorporation of the Bank nor the certificate of incorporation of the holding company provide for preemptive rights.
          Appraisal Rights
          Under the Banking Act, shareholders of the Bank have appraisal rights upon certain mergers or other reorganizations, including the holding company reorganization contemplated by the Plan. You should refer to “Rights of Dissenting Shareholders” for more information.
          Under the Corporation Act, shareholders of the holding company will have appraisal rights (subject to the broad exception set forth in the next sentence) upon certain mergers or other reorganizations. Unlike under the Banking Act, however, appraisal rights for shareholders of the holding company will not be available in any such transaction if shares of the holding company are listed for trading on a national securities exchange or held of record by more than 1,000 holders. In addition, appraisal rights are not available to shareholders of an acquired corporation if, as a result of the transaction, shares of the acquired corporation are exchanged for any of the following: (i) cash; (ii) any securities listed on a national securities exchange or held of record by more than 1,000 holders; or (iii) any combination of the above. The Corporation Act also provides that a corporation may grant appraisal rights in other types of transactions or regardless of the consideration received by providing for such rights in its certificate of incorporation; however, the certificate of incorporation of the holding company does not provide for appraisal rights beyond those required by the Corporation Act.

          Shareholders Protection Act
          A provision of the Corporation Act referred to as the “New Jersey Shareholders Protection Act” or, in this proxy statement, the “Protection Act,” prohibits certain business combinations involving certain New Jersey corporations and an interested shareholder. An “interested shareholder” is defined generally as one who is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding stock of the corporation. The Protection Act prohibits those business combinations subject to the Protection Act for a period of five years after the date the interested shareholder acquired its stock, unless the transaction was approved by the corporation’s board of directors prior to the time the interested shareholder acquired its shares. After the five year period expires, the prohibition on business combinations with an interested shareholder continues unless certain conditions are met. The conditions include (i) that the business combination is approved by the board of directors of the target corporation; (ii) that the business combination is approved by a vote of two-thirds of the voting stock not owned by the interested shareholder; and (iii) that the shareholders of the corporation receive a price in accordance with a fair price formula set forth in the Protection Act. Because the holding company will be a reporting company under Section 12 of the Exchange Act, the Protection Act will be applicable to holding company. The Protection Act as applicable to the holding company could inhibit unsolicited offers to acquire the holding company.
          While a party seeking control of the either the Bank or the holding company would be required to comply with applicable federal and state banking laws and regulations, neither the Protection Act, nor prohibitions and standards similar to those contained in the Protection Act, would be applicable to a party seeking control of the Bank.
          While your board of directors is not aware of any effort that might be made to obtain control of the Bank or the holding company, the board believes the proposed provisions of the holding company’s certificate of incorporation and by-laws are appropriate to protect the interests of the holding company and its shareholders from non-negotiated takeover attempts which your board of directors might conclude are not in the best interests of the holding company or its shareholders.
Vote Required for Adoption of the Plan
          The affirmative vote of the holders of two-thirds of the issued and outstanding common stock of the Bank is required to approve the Plan. Therefore, brokers non-votes and abstentions will effectively count as votes against the Plan.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PLAN OF ACQUISITION.

RIGHTS OF DISSENTING SHAREHOLDERS
          Under the Banking Act, shareholders may dissent from the Plan and, if they comply with the applicable provisions of the Banking Act, be paid the fair value of their shares in lieu of receiving holding company stock. A shareholder may not dissent with respect to less than all of the shares owned beneficially by him. Shareholders contemplating the exercise of their dissenters’ rights should review the procedures set forth in Sections 360 through 369 of the Banking Act, a copy of which is attached to this proxy statement as Exhibit D. The following is a summary of the steps which must be taken for shareholders to exercise their dissenters’ rights and is qualified in its entirety by reference to the attached sections of the Banking Act.
Notice of Dissent
          To be eligible to exercise his right of dissent, a shareholder must file with the Bank a written notice of dissent, stating that he intends to demand payment for his shares if the Plan becomes effective. The notice of dissent must be filed before the vote of the shareholders on the Plan is taken, currently schedule to occur at the annual meeting on April 23, 2007. A vote against the Plan by a shareholder does not constitute the exercise of the shareholder’s dissenter’s rights, but a vote in favor of the Plan does constitute a waiver of such rights. Any shareholder wishing to file a notice of dissent should deliver such notice to Connie Caltabellatta, Secretary, Bank of New Jersey, 204 Main Street, Fort Lee, New Jersey 07024, prior to the annual meeting.
Written Demand for Payment
          If the Plan is approved by the shareholders, within ten (10) days of such approval the Bank will notify shareholders who have filed a notice of dissent and not voted in favor of the Plan by certified mail that the Plan was approved. Within twenty (20) days after the Bank’s notice of shareholder approval is mailed, any shareholder entitled to such notice may make a written demand for the payment of the fair value of his shares. Such written demand should be delivered to the Bank at the address set forth above. Upon making a written demand for payment, a shareholder will cease to have any rights as a shareholder of the Bank or the holding company.
Delivery of Certificates for Notation
          Within twenty (20) days after making a written demand for payment, a shareholder must deliver the certificate or certificates representing his shares of the Bank’s common stock to the Bank. The Bank will make a notation on the certificate or certificates that the shareholder has made a demand to be paid the fair value of his shares and thereafter the certificate or certificates will merely represent the rights of a dissenting shareholder, and will not represent shares of stock of the Bank or the holding company.
Determination and Payment of Fair Value
          Within ten (10) days of the later of (i) the expiration of the period within which dissenting shareholders may make a written demand for payment or (ii) the effective date of the Plan, the Bank will mail to each dissenting shareholder the balance sheet and surplus statement of the Bank as of the latest available date and a profit and loss statement or statements of the Bank for not less than a 12-month period ended on the balance sheet date or for such shorter period that the Bank will have been in existence. The Bank may include a written offer to pay a specified price deemed by the Bank to be the fair value of the shares, but the Bank is not obligated to do so. If any dissenting shareholder and the Bank agree upon the fair value of the shares within a thirty (30) days of the expiration of the 10-day period referred to in this paragraph, the Bank shall pay such dissenting shareholder the fair value of his shares upon surrender of the certificate or certificates representing such shares.
          If any dissenting shareholder and the Bank are unable to agree upon a price within thirty (30) days of the expiration of the 10-day period referred to in the preceding paragraph, such dissenting shareholder may serve a written demand on the Bank to commence an action in the Superior Court of New Jersey for the determination of the fair value of his shares. The shareholder’s demand to commence an action must be served not later than 30 days after the expiration of the 30 day period shareholders have in which to agree upon a price with the Bank.
          If any dissenting shareholder makes a demand to commence a proceeding in the Superior Court, the Bank will have thirty (30) days after receipt of such demand to do so. If the Bank fails to commence the proceeding, the demanding shareholder will have a period of sixty (60) days after expiration of the Bank’s 30-day period to commence the proceeding in the name of the Bank.
          If the fair value of shares is not agreed upon and no action to for the determination of fair value by the Superior Court is commenced within the time provided, the rights of a dissenting shareholder to receive the fair value of his shares will cease and his rights as a shareholder will be reinstated.
          If an action in the Superior Court is commenced to determine the fair value of the shares, all dissenting shareholders who have preserved their right to receive the fair value of their shares and have not agreed upon a price with the Bank will be made parties to the action. The Superior Court shall render a judgment for the amount of the fair value of the shares, payable upon surrender to the Bank of the certificate or certificates representing the shares, and may include interest, costs and expenses.

Shareholder Proposals
          Assuming the consummation of the holding company reorganization, our 2008 Annual Meeting will be an annual meeting of the shareholders of the holding company. A shareholder who wishes to nominate an individual for election to the board of directors or make a proposal to have the shareholders take an action at our 2008 Annual Meeting shall send a written notice to Bancorp of New Jersey, Inc., 204 Main Street, Fort Lee, New Jersey 07024, Attention: Secretary, by registered mail, return receipt requested, no earlier than January 24, 2008 and no later than February 23, 2008. Any such notice shall specify: (a) as to each individual whom the shareholder proposes to nominate for election as a member of the board of directors: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of members of the board of directors in an election or is otherwise required pursuant to Regulation 14A under the Exchange Act, (2) a description of any arrangements or understandings among the shareholder and each such person and any other person with respect to such nomination, and (3) the consent of each such person to being named in the proxy statement as a nominee and to serving as a member of the board of directors if so elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner; (2) the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner; and (3) a representation that such shareholder and beneficial owner intend to appear in person or by proxy at the meeting. In order for a shareholder proposal to be included in our proxy statement for 2008 Annual Meeting, in addition to meeting all of the requirements set forth above, and all requirements of applicable securities laws, we must receive the proposal by November 28, 2007.
By Order of the Board of Directors,
/s/ Connie Caltabellatta
CONNIE CALTABELLATTA
Secretary

INDEX OF EXHIBITS
Exhibit A — 2007 Non-Qualified Stock Option Plan for Directors
Exhibit B — Plan of Acquisition
Exhibit C — Certification of Incorporation of Bancorp of New Jersey, Inc.
Exhibit D — Sections 360 through 369 of Banking Act

EXHIBIT A
BANK OF NEW JERSEY
2007 NON-QUALIFIED STOCK OPTION PLAN
FOR DIRECTORS
          SECTION 1. Purpose; Definitions. The purposes of the Bank of New Jersey 2007 Non-Qualified Stock Option Plan for Directors (the “Plan”) are to enable the Bank of New Jersey (the “Company”) and its affiliated companies to attract and retain Non-Employee Directors, and to provide incentive compensation to Non-Employee Directors based upon the Company’s performance. All options granted hereunder are intended to be non-qualified stock options.
          For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:
          (a) “Affiliate” means any Person that directly or indirectly controls, or is controlled by, or is under common control with the Company (or its successors).
          (b) “Award Agreement” means, with respect to any particular Option, the written document that sets forth the terms of that particular Option.
          (c) “Board” means the Board of Directors of the Company.
          (d) “Change in Control” means the occurrence of any of the following, in one transaction or a series of related transactions: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding securities; (ii) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event; (iii) the sale or other disposition of all or substantially all the assets of the Company, (iv) a liquidation or dissolution of the Company, or (v) any similar event deemed by the Board to constitute a Change in Control for purposes of this Plan.
          (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
          (f) “Disability” means a condition rendering a Participant Disabled.
          (g) “Disabled” will have the same meaning as set forth in Section 22(e)(3) of the Code.
          (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (i) “Fair Market Value” means, as of any date: (i) if the Shares are not then publicly traded, the value of such Shares on that date, as determined by the Board in its sole and absolute discretion; or (ii) if the Shares are publicly traded, the closing price for a Share on the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Shares are not listed or admitted to trading on any national securities exchange, but are traded in the over-the-counter market, the closing sale price of a Share or, if no sale is publicly reported, the average of the closing bid and asked quotations for a Share, as reported by The Nasdaq Stock Market, Inc. (“NASDAQ”) or any comparable system or, if the Common Stock is not listed on NASDAQ or a comparable system, the closing sale price of a Share or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in the Shares selected from time to time by the Company for that purpose.
          (j) “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.
          (k) “Option” means any non-qualified stock option to purchase Shares granted pursuant to Section 5 hereof.
          (l) “Participant” means a Non-Employee Director of the Company or any of its respective Affiliates to whom an Option is granted.
          (m) “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.
          (n) “Shares” means shares of the Company’s common stock, par value $10.00, subject to substitution or adjustment as provided in Section 3(c) hereof.
          SECTION 2. Administration. The Plan will be administered by the Board.
          The Board will have full authority to grant Options under this Plan and determine the terms of such Options. Such authority will include the right to:
          (a) determine the number of Shares, if any, to be covered by each Option;
          (b) establish the other terms and conditions of each Option issued under the Plan (and any Award Agreement);
          (c) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable;
          (d) interpret the terms and provisions of the Plan and any Option issued under the Plan (and any Award Agreement); and
          (e) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of the Plan.

          All decisions made by the Board pursuant to the provisions of the Plan will be final and binding on all persons, including the Company and Participants. No member of the Board will be liable for any good faith determination, act or omission in connection with the Plan or any Award.
          SECTION 3. Shares Subject to the Plan.
          (a) Shares Subject to the Plan. The Shares to be subject to or related to Options under the Plan will be authorized and unissued Shares of the Company. The maximum number of Shares that may be subject to Options under the Plan is 240,000. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.
          (b) Effect of the Expiration or Termination of Options. If and to the extent that an Option expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with that Option will again become available for grant under the Plan. In addition, if any Share is tendered or the delivery of any Share is withheld in settlement of a tax withholding obligation associated with an Option or in satisfaction of the exercise price payable upon exercise of an Option, that Share will again become available for grant under the Plan.
          (c) Other Adjustment. In the event of any recapitalization, reorganization, merger, consolidation, stock split or combination, stock dividend or other similar event or transaction affecting the Shares, the Board will make such equitable substitutions or adjustments as it deems appropriate in its sole and absolute discretion; (i) to the aggregate number, class and/or issuer of securities reserved for issuance under the Plan; (ii) to the number, class and/or issuer of securities subject to outstanding Options; and (iii) to the exercise price of outstanding Options, which shall be conclusive and binding for all purposes of the Plan.
          (d) Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:
          (i) cause any or all outstanding Options to become vested and/or immediately exercisable, in whole or in part;
          (ii) cancel any Option in exchange for a substitute option in a manner consistent with the requirements of Treas. Reg. §1.424-1(a) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option);
          (iii) cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option upon closing of the Change in Control; or
          (iv) cancel any Option in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in

Control and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefore.
     In the discretion of the Board, any cash or substitute consideration payable upon cancellation or redemption of an Option may be subjected to vesting terms substantially identical to those that applied to the cancelled or redeemed Option prior to the Change in Control.
          SECTION 4. Eligibility. Only Non-Employee Directors of the Company or its Affiliates are eligible to be granted Options under the Plan.
          SECTION 5. Options. Only non-qualified stock options shall be granted under the Plan. The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions as the Board deems appropriate in its sole and absolute discretion:
          (a) Option Price. The exercise price per Share purchasable under an Option will be determined by the Board in its sole and absolute discretion and will not be less than 100% of the Fair Market Value of a Share on the date of the grant.
          (b) Option Term. The term of each Option will be fixed by the Board. No Option may be exercised by any person after expiration of the term of the Option.
          (c) Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board.
          (d) Method of Exercise. Subject to the terms of the applicable Award Agreement, the exercisability provisions of Section 5(c) and the cessation of employment provisions of Section 6, Options may be exercised in whole or in part from time to time during their term by the delivery of written notice of exercise by the Participant to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price, either by certified or bank check or such other means as the Board may accept. As determined by the Board in its sole discretion on or after the date of grant, payment in full or in part of the exercise price of an Option may be made in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised.
          No Shares will be issued upon exercise of an Option until full payment therefor has been made. A Participant will not have the right to distributions or dividends or any other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, if requested, has given the representation described in Section 8(a) hereof and fulfills such other conditions as may be set forth in the applicable Award Agreement.
          (e) Cessation of Service. Unless otherwise specified in the applicable Award Agreement, Options will be subject to the terms of Section 6 with respect to exercise upon or following cessation of service as a Non-Employee Director.

          (f) Transferability of Options. Except as may otherwise be specifically determined by the Board with respect to a particular Option: (i) no Option will be transferable by the Participant other than by will or by the laws of descent and distribution, and (ii) during the Participant’s lifetime, an Option will be exercisable only by the Participant (or, in the event of the Participant’s Disability, by his or her personal representative).
          SECTION 6. Cessation of Service. Unless otherwise specified with respect to a particular Option in the applicable Award Agreement, Options granted hereunder will remain exercisable after cessation of service only to the extent specified in this Section 6.
          (a) Cessation of by Reason of Death. If a Participant’s service as a Non-Employee Director of the Company or any Affiliate ceases by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then 12 months from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option.
          (b) Cessation by Reason of Disability. If a Participant’s service as a Non-Employee Director of the Company or any Affiliate terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after the time of grant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 12 months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.
          (c) Other Cessations. If a Participant’s service as a Non-Employee Director of the Company or any Affiliate ceases for any reason other than death or Disability, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then 90 days from the date of cessation of service as a Non-Employee Director (irrespective of the manner or timing of the cessation and without regards to whether there has been reasonable notice of cessation), or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option.
          SECTION 7. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, provided that no amendment, alteration or discontinuation will be made which, without the approval of such amendment within twelve (12) months of its adoption by the Board, by the Company’s stockholders, would: (i) increase the total number of Shares reserved for the purposes of the Plan (except as otherwise provided in Section 3), or (ii) change the persons or class of persons eligible to receive Options.

          SECTION 8. General Provisions.
          (a) The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate. The Award Agreement evidencing any Option and securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with applicable securities laws.
          (b) All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of any stock exchange upon which the Shares are then listed, and any applicable securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
          (c) No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Option under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Board regarding the payment of taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Board, the minimum required withholding obligation with respect to an Option may be settled in Shares, including the Shares that are subject to that Option.
          SECTION 9. Effective Date of Plan. The Plan will become effective on the date that it is approved by the affirmative vote of two-thirds of all outstanding Shares of the Company.
          SECTION 10. Term of Plan. No Option may be awarded under the Plan at any time after the date that is ten years after the Effective Date; provided, however, that the Plan shall not be deemed to have terminated until all Options have either expired, been exercised or have otherwise terminated.
          SECTION 11. Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.
          SECTION 12. Governing Law. The Plan and all Options granted hereunder will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the application of the principles of conflicts of laws.

          SECTION 13. Board Action. Notwithstanding anything to the contrary set forth in the Plan, any and all actions of the Board, taken under or in connection with the Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain stockholders of the Company or other persons required by:
          (a) the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time);
          (b) the Company’s Bylaws (as the same may be amended and/or restated from time to time); and
          (c) any other agreement, instrument, document or writing now or hereafter existing, between or among the Company and its stockholders or other persons (as the same may be amended from time to time).
          SECTION 14. Notices. Any notice to be given to the Company pursuant to the provisions of the Plan shall be given by registered or certified mail, postage prepaid, and addressed, if to the Company to its principal executive office to the attention of its Chief Financial Officer (or such other person as the Company may designate in writing from time to time), and, if to a Participant, to the address contained in the Company’s personnel records, or to such other address as that Participant may hereafter designate in writing to the Company. Any such notice shall be deemed given or delivered three days after the date of mailing.

EXHIBIT B
PLAN OF ACQUISITION
OF ALL THE OUTSTANDING STOCK
OF THE BANK OF NEW JERSEY
BY
BANCORP OF NEW JERSEY, INC.
          THIS PLAN OF ACQUISITION (the “Plan”) is entered into as of this 1st day of December, 2006, by the BANK OF NEW JERSEY, a commercial bank organized under the laws of the State of New Jersey, with its principal office at 204 Main Street, Fort Lee, New Jersey 07024 (the “Bank”) and BANCORP OF NEW JERSEY, INC., a corporation organized under the laws of the state of New Jersey, with its principal office at 204 Main Street, Fort Lee, New Jersey 07024 (“Corp”).
          WHEREAS, the Bank is desirous of forming a bank holding company because it believes that the holding company will provide it with future flexibility in undertaking the Bank’s current activities and future new activities and assist the Bank in remaining an independent institution, if the Board determines that remaining independent is in the best interests of the Bank and its stockholders; and
          WHEREAS, the Bank’s Board of Directors has determined that the formation of a holding company is in the best interest of the Bank’s stockholders; and
          WHEREAS, Corp was formed under the New Jersey Business Corporation Act on behalf of the Bank at the direction of the Bank’s Board of Directors; and
          WHEREAS, N.J.S.A. 17:9A-355 et seq. authorizes a New Jersey corporation and a state-chartered bank to enter into a plan of acquisition to exchange shares in the bank for shares in the holding company, to submit the plan to the New Jersey Department of Banking for approval and implement the plan if it is approved by the bank’s stockholders, subject to the right of the bank’s stockholders to dissent and receive the fair value of their shares; and
          WHEREAS, the Boards of Directors of the Bank and Corp have adopted this Plan pursuant to the provisions of N.J.S.A. 17:9A-357.
          NOW, THEREFORE, the parties hereto agree as follows:
          Section 1. PLAN OF ACQUISITION REQUIRED BY SECTION 17:9A-357
               1.1. Name of Acquiring Corporation. The name and the address of the acquiring corporation is: Bancorp of New Jersey, Inc., 204 Main Street, Fort Lee, New Jersey 07024.
               1.2. Name of Participating Bank. The name and address of the participating bank is: the Bank of New Jersey, 204 Main Street, Fort Lee, New Jersey 07024.

               1.3. Names and Address of Directors. The names and addresses of the members of the Board of Directors of Corp are:

Name	Address
Jack Alter	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Michael Bello	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Jay Blau	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Albert F. Buzzetti	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Albert L. Buzzetti	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Stephen Crevani	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

John K. Daily	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Armand Leone, Jr., MD, JD	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Anthony M. LoConte	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Carmelo Luppino	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Rosario Luppino	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Howard Mann	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Josephine Mauro	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Name	Address
Joel P. Paritz	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Christopher M. Shaari, MD	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Anthony Siniscalchi	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Mark Sokolich	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024

Diane M. Spinner	c/o Bancorp of New Jersey, Inc. 204 Main Street Fort Lee, New Jersey 07024
               1.4. Shares of Other Banks Owned by Corp. Corp does not own any shares of capital stock of any other bank.
               1.5. Terms and Conditions of Acquisition. The terms and conditions of the acquisition are the terms set forth in Sections 2, 3, 5, and 6 hereof.
               1.6. Effective Date. The effective date shall be the date determined under Section 7 hereof.
               1.7. Other Provisions. There are no other provisions of the Plan except as set forth herein.
          Section 2. CAPITALIZATION; TERMS OF ACQUISITION
               2.1. Capitalization of Corp. Corp is authorized to issue 20,000,000 shares of capital stock without nominal or par value (“Common Stock”). Corp shall not issue any of its shares of Common Stock prior to the Effective Date.
               2.2. Capitalization of the Bank. The Bank is authorized to issue 5,000,000 shares of common stock, par value $10.00 per share (the “Bank Common Stock”). As of November 16, 2006, 2,181,679 shares were issued and outstanding.
               2.3. Terms of Exchange. Upon the Effective Date, each share of the Bank Common stock shall be converted into a share of Common Stock (the “Exchange Ratio”), subject to the rights of dissenting stockholders as provided in Section 4 hereof, and, to the extent applicable, each option and warrant to purchase shares of Bank Common Stock shall be converted into an option or warrant to purchase shares of Common Stock at the Exchange Ratio. In addition, the Corp shall assume all of the Bank’s obligations under any outstanding stock option, stock warrant or benefit plan.
          Section 3. MODE OF CARRYING INTO EFFECT THE PLAN OF EXCHANGE
               3.1. Exchange Effective Immediately. Upon the Effective Date, each certificate representing shares of the Bank Common Stock shall by virtue of the Plan, and without any action on the part of the holder thereof, be deemed to represent shares of Common Stock, and shall no longer represent the Bank Common Stock. As set forth in Section 4 hereof, after the Effective Date any dissenting stockholder who complies with the requirements of N.J.S.A. 17:9A-360 et seq. shall have only the rights accorded dissenting stockholders and such stockholder certificates shall not be deemed to represent shares of Common Stock or the Bank Common Stock.
               3.2. Issuance of Shares of Bank to Corp. Upon the Effective Date, the Bank shall issue to Corp one share of Bank Common Stock for each share of Bank Common Stock outstanding immediately prior to the Effective Date.
               3.3. Means of Effecting Exchange of Certificates of Bank Stock for Certificates in Corp. Upon or immediately after the Effective Date, the Bank shall notify each Bank stockholder of record on the Effective Date (except a holder who is a dissenting stockholder as provided in Section 4 hereof) of the procedure by which certificates representing the Bank Common Stock may be exchanged for certificates of Common Stock. American Stock Transfer & Trust Company shall act as exchange agent in effecting the exchange of certificates. After receipt of such notification, each holder shall be obligated to surrender the certificates representing the Bank Common Stock for exchange into certificates of Common Stock as promptly as possible.
          Section 4. DISSENTING SHAREHOLDER
               4.1. Any stockholder of the Bank who desires to dissent from the transactions contemplated by the Plan shall have the right to dissent by complying with all of the requirements set forth in N.J.S.A. 17:9A-360 et seq., and, if the transactions contemplated by the Plan are consummated, shall be entitled to be paid the fair value of his shares in accordance with those provisions.
          Section 5. CONDITIONS FOR CONSUMMATION OF THE PLAN AND RIGHT OF THE BANK TO TERMINATE THE PLAN PRIOR TO CONSUMMATION
               5.1. Conditions for Consummation. Consummation of the Plan is conditioned upon the following:
                    (a) Approval of the Plan by the Commissioner of Banking and Insurance of the State of New Jersey;
                    (b) Approval of the Plan by the holders of two-thirds (2/3) or more of the outstanding Bank Common Stock entitled to vote;
                    (c) The non-objection of the Board of Governors of the Federal Reserve System to a notification by Corp of its acquisition of Bank; and
                    (d) The Bank’s Board of Directors not terminating the Plan prior to the Effective Date as permitted by Section 5.2 hereof.
               5.2. Right of Bank to Terminate Plan Prior to the Effective Date. At any time prior to the Effective Date, the Board of Directors of the Bank may terminate the Plan if in the judgment of the Board of Directors the consummation of the Plan is inadvisable for any reason. To terminate the Plan the Bank’s Board of Directors shall adopt a resolution terminating the Plan and in the event such termination occurs after the stockholders of the Bank have voted on the Plan, promptly give written notice that the Plan has been terminated to the stockholders of the Bank. Upon the adoption of the Board resolution, the Plan shall be of no further force or effect and the Bank and Corp shall not be liable to each other, to any stockholder of the Bank or to any other person by reason of the Plan or the termination thereof. Without limiting the reasons for which the Bank’s Board may terminate the Plan, the Board may terminate the Plan if:
                    (a) The number of stockholders dissenting from the Plan and demanding payment of the fair value of their shares would in the judgment of the Board render the Plan inadvisable; or
                    (b) The Bank or Corp fails to receive, or fails to receive in form and substance satisfactory to the Bank or Corp, any permit, license or qualification from any federal or state authority required in connection with the consummation of the Plan.
          Section 6. EXPENSES
          Bank will bear all of the expenses incurred by the Bank and by Corp in connection with the Plan, including, without limiting the foregoing, all attorneys, accountants, and printing fees and all licensing fees incurred in connection with the Plan and the formation of Corp.
          Section 7. EFFECTIVE DATE
          The Plan shall become effective upon a date selected by the mutual agreement in writing of the parties hereto (the “Effective Date”). The date so selected shall be within a reasonable period after the conditions set forth in Section 5.1 have been complied with and the Bank has received any approvals or consents without which it might terminate the Plan under Section 5.2. At least one week prior to the agreed upon effective date, the Plan shall be filed with the Department of Banking and Insurance of the State of New Jersey together with the writing specifying the Effective Date and a certification by the president or a vice president of the Bank that the Bank’s stockholders have approved the Plan.
          IN WITNESS WHEREOF, the Boards of Directors of the Bank of New Jersey and Bancorp of New Jersey, Inc., have authorized the execution of the Plan and caused the Plan to be executed as of the date first written above.

ATTEST:	BANCORP OF NEW JERSEY, INC.

Michael Lesler	By:	Albert F. Buzzetti
	Name:	Albert F. Buzzetti
	Title:	President and Chief Executive Officer

ATTEST:	BANK OF NEW JERSEY

Michael Lesler	By:	Albert F. Buzzetti

	Name:	Albert F. Buzzetti
	Title:	President and Chief Executive Officer

EXHIBIT C
CERTIFICATE OF INCORPORATION
OF
BANCORP OF NEW JERSEY, INC.
          This is to certify that there is hereby organized a corporation under and by virtue of the New Jersey Business Corporation Act (N.J.S.A. 14A:1-1 et seq.).
ARTICLE 1
          The name of the Corporation is “Bancorp of New Jersey, Inc.”
ARTICLE 2
          The address of this Corporation’s registered office is 204 Main Street, Fort Lee, New Jersey 07024, and the name of the Corporation’s registered agent at such address is Albert F. Buzzetti.
ARTICLE 3
          The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.
ARTICLE 4
          The aggregate number of shares of stock that the Corporation shall have authority to issue is twenty million (20,000,000) shares of common stock, no par value per share.
ARTICLE 5
          The first board of directors of the Corporation shall consist of eighteen (18) directors whose names are:

Jack Alter	John K. Daily	Josephine Mauro
Michael Bello	Armand Leone	Joel Paritz
Jay William Blau	Anthony LoConte	Christopher Shaari
Albert F. Buzzetti	Carmelo Luppino	Anthony Siniscalchi
Albert L. Buzzetti	Rosario Luppino	Mark J. Sokolich
Stephen Crevani, Sr.	Howard Mann	Diane Spinner
Each member of the first board of directors has a business address at 204 Main Street, Fort Lee, New Jersey 07024.
          Effective as of the first annual meeting of the shareholders of the Corporation, the directors of the Corporation shall be classified in respect to the time for which they shall severally hold office into three classes, each class consisting of such number of directors as nearly equal one-third (1/3) of the number of directors constituting the entire board of directors as possible.
          At the first annual meeting of the shareholders, one class of directors will be elected for an initial term to expire at the second annual meeting of shareholders, one class of directors will be elected for an initial term to expire at the third annual meeting of shareholders, and one class of directors will be elected for an initial term to expire at the fourth annual meeting of shareholders. Each director so elected will hold office until his or her successor is elected and qualified.
          At the second annual meeting of shareholders and at each annual meeting of shareholders thereafter, such number of directors as shall then constitute the class shall be elected to hold office for a term to expire at the third annul meeting of shareholders after their election and thereafter until their successors are elected and qualified, so that a number of directors as nearly equal one-third (1/3) of the number of directors constituting the entire board as possible shall be elected annually.
          In the event of an increase in the number of directors constituting the entire board, new directors shall be classified to maintain the number of directors in each class as nearly equal one-third (1/3) of the number of directors constituting the entire board as possible. In the event of a decrease in the number of directors constituting the entire board, no term of any incumbent director may be shortened; however, at the next succeeding annual meeting of shareholders following such decrease in the number of directors, any incumbent director or director nominee may be elected for a term to expire at the first or second annul meeting of shareholders after their election, to the extent necessary to maintain the number of directors in each class as nearly equal one-third (1/3) of the number of directors constituting the entire board as possible.
ARTICLE 6
          The name of the incorporator is Dennis R. Casale and the address of the incorporator is c/o Pepper Hamilton LLP, 300 Alexander Park, Princeton, New Jersey 08543.
ARTICLE 7
          Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this Article shall not adversely affect any then existing right or protection of a director or officer of the Corporation.
ARTICLE 8
          The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article. When a board of directors does not consist of a majority of disinterested directors, the board may nevertheless advance expenses to one or more directors or all of them provided each executes the undertaking to repay required by law.
ARTICLE 9
          The effective date of this Certificate of Incorporation shall be the date filed with the State Treasurer of the State of New Jersey.
          IN WITNESS WHEREOF, the incorporator, being at least 18 years of age, has signed this Certificate this 15th day of November, 2006.

Dennis R. Casale Dennis R. Casale, Incorporator

EXHIBIT D
SECTIONS 360 THROUGH 369 OF BANKING ACT
17:9A-360. Notice of dissent; “dissenting stockholder” defined
          (1) Any stockholder of a participating bank electing to dissent from the plan of acquisition may do so by filing with the participating bank of which he is a stockholder, a written notice of such dissent, stating that he intends to demand payment for his shares if the plan of acquisition becomes effective. Such dissent shall be filed before the taking of the vote of the stockholders on the plan of acquisition pursuant to section 5.
          (2) Within 10 days after the date on which the plan of acquisition is approved by stockholders of a participating bank as provided in section 5 hereof, such bank shall give notice of such approval by certified mail to each stockholder who has filed written notice of dissent pursuant to subsection (1) of this section, except any who voted for or consented in writing to such plan of acquisition.
          (3) Within 20 days after the mailing of such notice, any stockholder to whom the participating bank was required to give such notice, may make written demand on the participating bank for the payment of the fair value of his shares. A stockholder who makes a demand pursuant to this subsection (3) is hereafter in this act referred to as a “dissenting stockholder.” Upon making such demand, the dissenting stockholder shall cease to have any rights of a stockholder except the right to be paid the fair value of his shares and any other rights of a dissenting stockholder under this act.
          (4) Not later than 20 days after demanding payment for his shares pursuant to this section, the stockholder shall submit the certificate or certificates representing such shares to the participating bank of which he is a stockholder for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which such notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights other than those which the original dissenting stockholder had after making a demand for payment of the fair value thereof.
          (5) A stockholder may not dissent as to less than all of the shares owned beneficially by him. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner.
17:9A-361. Valuation date of fair value
          For the purposes of this act, the fair value of the shares of a participating bank shall be determined as of the day before the day on which the vote of stockholders of such bank was taken as provided in section 5. In determining fair value, there shall be excluded any appreciation or depreciation in value resulting from the consummation of the plan of acquisition.

17:9A-362. Termination of right of stockholder to be paid the fair value of his shares
          (1) The right of a dissenting stockholder to be paid the fair value of his shares shall cease if
          (a) He has failed to present his certificates for notation as provided by subsection (4) of section 6, unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;
          (b) His demand for payment is withdrawn with the written consent of the participating bank;
          (c) The fair value of the shares is not agreed upon as provided in this act, and no action for the determination of fair value by the Superior Court is commenced within the time provided in this act;
          (d) The Superior Court determines that the stockholder is not entitled to payment for his shares;
          (e) The plan of acquisition of shares is abandoned, rescinded, or otherwise terminated in respect to the participating bank of which he is a stockholder; or
          (f) A court having jurisdiction permanently enjoins or sets aside the acquisition of shares.
          (2) In any case provided for in subsection (1) of this section the rights of the dissenting stockholder as a stockholder shall be reinstated as of the date of the making of a demand for payment pursuant to section 6 without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening pre-emptive rights and the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the participating bank, the fair value thereof in cash as of the time of such expiration or completion.
17:9A-363. Rights of dissenting stockholder
          (1) A dissenting stockholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the participating bank.
          (2) The enforcement by a dissenting stockholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection (2) of section 8 and except that this subsection shall not exclude the right of such dissenting stockholder to bring or maintain an appropriate action to obtain relief on the ground that consummation of the plan of acquisition will be or is ultra vires, unlawful or fraudulent as to such dissenting stockholder.
17:9A-364. Determination of fair value by agreement
          (1) Within 10 days after the expiration of the period within which stockholders may make written demand to be paid the fair value of their shares, or within 10 days after the plan of acquisition becomes effective, whichever is later, the participating bank shall mail to each dissenting stockholder the balance sheet and the surplus statement of the participating bank as of the latest available date, which shall not be earlier than 12 months prior to the making of the offer of payment hereinafter referred to in this subsection, and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the participating bank was not in existence for such 12-month period, for the portion thereof during which it was in existence. The participating bank may accompany such mailing with a written offer to pay each dissenting stockholder for his shares at a specified price deemed by such bank to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or, if divided into series, of the same series.
          (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection (1) of this section, the fair value of the shares is agreed upon between any dissenting stockholder and the participating bank, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.
17:9A-365. Procedure on failure to agree upon fair value; commencement of action to determine fair value
          (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection (2) of section 10, the dissenting stockholder may serve upon the participating bank a written demand that it commence an action in the Superior Court for the determination of such fair value. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the participating bank not later than 30 days after receipt by such bank of such demand, but nothing herein shall prevent such bank from commencing such action at any earlier time.
          (2) If a participating bank fails to commence the action as provided in subsection (1) of this section a dissenting stockholder may do so in the name of such bank, not later than 60 days after the expiration of the time limited by subsection (1) of this section in which such bank may commence such an action.
17:9A-366. Action to determine fair value; jurisdiction of court; appointment of appraiser
          In any action to determine the fair value of shares pursuant to this act:
          (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;
          (b) All dissenting stockholders, wherever residing, except those who have agreed with the participating bank upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;
          (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and
          (d) The court shall render judgment against the participating bank and in favor of each stockholder who is a party to the action for the amount of the fair value of his shares.
17:9A-367. Judgment in action to determine fair value
          (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the participating bank of the certificate or certificates representing such shares.

          (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the day of the meeting of stockholders of the participating bank at which the plan of acquisition was approved to the day of payment. If the court finds that the refusal of any dissenting stockholder to accept any offer of payment made by the participating bank under section 10 was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.
17:9A-368. Costs and expenses of action
          The costs and expenses of bringing an action pursuant to section 11 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the participating bank under section 10 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting stockholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting stockholder.
17:9A-369. Disposition of shares
          Upon payment for shares pursuant to subsection (2) of section 10, or upon payment of a judgment pursuant to subsection (1) of section 13, the participating bank making such payment shall acquire all the right, title and interest in and to such shares, notwithstanding any other provision of law. Shares so acquired by the participating bank shall be disposed of as a stock dividend as provided by section 212 of the Banking Act of 1948, P.L.1948, chapter 67.

ANNUAL MEETING OF SHAREHOLDERS OF
BANK OF NEW JERSEY
April 23, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

								FOR	AGAINST	ABSTAIN
1.	Elect Directors: To elect as directors of Bank of New Jersey, each to hold office until the 2008 annual meeting.					2.	Approval of the 2007 Nonqualified Stock Option Plan for Directors, as more fully described in the accompanying Proxy Statement.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Jack Alter	¡	Joel P. Paritz			FOR	AGAINST	ABSTAIN
		¡	Michael Bello	¡	Christopher M. Shaari	3.	Approval of the Plan of Acquisition, as more fully described in the accompanying Proxy Statement.	☐	☐	☐
☐	WITHHOLD AUTHORITY	¡	Jay Blau	¡	Anthony Siniscalchi
	FOR ALL NOMINEES	¡	Albert F. Buzzetti	¡	Mark Sokolich

		¡	Albert L. Buzzetti	¡	Diane M. Spinner
     This proxy may be revoked at any time before it is voted on by delivering to the secretary of Bank of New Jersey on or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Bank of New Jersey common stock, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of the persons named in this proxy shall be deemed terminated and of no further force and effect.

☐	FOR ALL EXCEPT	¡	Stephen Crevani
	(See instructions below)	¡	John K. Daily
Should a director nominee be unable to serve as a director, an event the Bank of New Jersey does not currently anticipate, the persons named in this proxy reserve the right, in their discretion to vote for a substitute nominee designated by the Board of Directors.

		¡	Armand Leone, Jr.
		¡	Anthony M. Lo Conte
		¡	Carmelo Luppino
		¡	Rosario Luppino
		¡	Howard Mann
     In order to assist the Bank in providing proper accommodations for the annual meeting, please advise whether you plan to attend in person. Your response will not affect your proxy, your ability to attend the meeting or your ability to vote your shares in person.

		¡	Josephine Mauro

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
     The undersigned acknowledges receipt from Bank of New Jersey prior to the execution of this proxy, of the Notice of Annual Meeting scheduled to held on April 23, 2007, the Proxy Statement dated March 27, 2007 and Bank of New Jersey’s 2006 Annual Report.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

                    ■

BANK OF NEW JERSEY

REVOCABLE PROXY FOR
ANNUAL MEETING OF SHAREHOLDERS
APRIL 23, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Albert F. Buzzetti and Michael Lesler, and each of them, with full power of substitution, to vote, as designated on the reverse side, all the shares of Bank of New Jersey common stock held of record by the undersigned at the close of business on February 22, 2007, at the annual meeting of shareholders, to be held April 23, 2007, and at any and all adjournments or postponements thereof. The undersigned hereby revokes any and all earlier dated proxies with respect to such annual meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR each of proposals. The Board of Directors recommends a vote FOR each of the proposals.

(Continued and to be signed on the reverse side.)

■	14475 ■

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     Statutory Indemnification. We refer you to Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the “NJBCA”), which sets forth the extent to which a corporation is authorized or required to indemnify its directors, officers and other corporate agents in various proceedings. For purposes of such law, a “corporate agent” is any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. A “proceeding” is any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, any appeal, and any inquiry or investigation which could lead to such action, suit or proceeding.
     Generally, the NJBCA authorizes any New Jersey corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful.
     In any proceeding by the corporation or in the right of the corporation (a derivative action), the corporation is authorized to indemnify a corporate agent against his or her expenses if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, but the corporation is not authorized to indemnify a corporate agent for any liabilities in such proceeding. However, the corporation is not authorized to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation, unless and only to the extent that a court deems such indemnification would be proper.
     In the event the corporation is authorized but not required to indemnify a corporate agent, the corporation may only do so if a determination is made that the applicable standard of conduct was met by such corporate agent. The determination may be made by the board of directors of the corporation, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum directs such counsel to make the determination; or by the shareholders of the corporation.
     A New Jersey corporation is required to indemnify a corporate agent to the extent that the corporate agent is successful on the merits or otherwise in any proceeding of the types described above, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of any proceeding, the board of directors may direct the corporation to pay an agent’s expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he or she is not entitled to indemnification.
     The indemnification and advance of expenses authorized or required by the NJBCA do not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification may be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, as defined in subsection 14A:2-7(3) of the NJBCA, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

     The power to indemnify corporate agents granted to New Jersey corporations pursuant to the NJBCA may be exercised notwithstanding the absence of any provision a corporation’s certificate of incorporation or bylaws authorizing the exercise of such powers.
     Except to the extent required by subsection 14A:3-5(4) of the NJBCA, no indemnification will be provided by a corporation or ordered by a court, if it would be inconsistent with certificate of incorporation, bylaw, resolution of the board of directors or shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.
     Indemnification Pursuant to Certificate of Incorporation of the Registrant. In accordance with the foregoing statutory provision, Article 8 of our certificate of incorporation provides as follows:
     The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article. When a board of directors does not consist of a majority of disinterested directors, the board may nevertheless advance expenses to one or more directors or all of them provided each executes the undertaking to repay required by law.
     Directors and Officers Liability Insurance. We maintain a policy of directors and officers liability insurance to cover certain potential liabilities of present or future directors and officers, as well as employees, for actions taken in their capacities as such and in certain other limited circumstances, including certain potential liabilities under the Securities Act.
Item 21. Exhibits.
     See the Exhibit Index attached to this registration statement and incorporated herein by reference.
Item 22. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (e) The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lee, New Jersey, on March 7, 2007.

By:	Albert F. Buzzetti
Albert F. Buzzetti
President and Chief Executive Officer

POWER OF ATTORNEY
     Each individual whose signature appears below constitutes and appoints Albert F. Buzzetti and Michael Lesler his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

Albert F. Buzzetti Albert F. Buzzetti	Director, President and Chief Executive Officer (principal executive officer)	March 7, 2007

Michael Lesler Michael Lesler	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	March 7, 2007

Jack Alter Jack Alter	Director	March 7, 2007

Michael Bello Michael Bello	Director	March 7, 2007

Jay Blau Jay Blau	Director	March 7, 2007

Albert L. Buzzetti Albert L. Buzzetti	Director	March 7, 2007

Stephen Crevani Stephen Crevani	Director	March 7, 2007

Name	Title	Date

John K. Daily John K. Daily	Director	March 7, 2007

Armand Leone, Jr., MD, JD Armand Leone, Jr., MD, JD	Director	March 7, 2007

Anthony M. Lo Conte Anthony M. Lo Conte	Director	March 7, 2007

Carmelo Luppino Carmelo Luppino	Director	March 7, 2007

Rosario Luppino Rosario Luppino	Director	March 7, 2007

Howard Mann Howard Mann	Director	March 7, 2007

Josephine Mauro Josephine Mauro	Director	March 7, 2007

Joel P. Paritz Joel P. Paritz	Director	March 7, 2007

Christopher M. Shaari, MD Christopher M. Shaari, MD	Director	March 7, 2007

Anthony Siniscalchi Anthony Siniscalchi	Director	March 7, 2007

Mark Sokolich Mark Sokolich	Director	March 7, 2007

Diane M. Spinner Diane M. Spinner	Director	March 7, 2007

EXHIBIT INDEX

Exhibit No.	Description

2.1	Plan of Acquisition

3.1	Certificate of Incorporation

3.2	Amended and Restated Bylaws

4.1	Specimen form of stock certificate

5.1	Opinion of Pepper Hamilton LLP regarding legality

8.1	Opinion of Pepper Hamilton LLP regarding tax matters

10.1	Change In Control Agreement between the Bank and Albert F. Buzzetti*

10.2	Change In Control Agreement between the Bank and Michael Lesler*

10.3	Change In Control Agreement between the Bank and Leo J. Faresich*

10.4	Change In Control Agreement between the Bank and Diane M. Spinner*

10.5	2006 Stock Option Plan*

10.6	Form of Stock Option Award Agreement*

13.1	Annual report to stockholders

23.1	Consent of KPMG LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on Signature Page)

*	Management contract or compensatory plan, contract or arrangement.